As filed with the Securities and Exchange Commission on April 17, 2003

                                                      Registration No. 333-64566

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                     --------------------------------------
                 (Name of Small Business Issuer in its Charter)

        9025 Forest Hill Avenue, Richmond, Virginia 23235 (804) 320-6000
          (Address and Telephone Number of Principal Executive Office)

                                                           Copy to:
                                                           --------
            William C. Wiley                   F. Claiborne Johnston, Jr., Esq.
         Chairman of the Board                       Troutman Sanders LLP
      and Chief Executive Officer                   1111 East Main Street
 TransCommunity Bankshares Incorporated             Bank of America Center
        9025 Forest Hill Avenue                    Richmond, Virginia 23219
        Richmond, Virginia 23235                  Telephone: (804) 697-1214
       Telephone: (804) 320-6000                  Telecopier: (804) 698-6015
     -----------------------------              ----------------------------
  (Name, Address and Telephone Number
         of Agent for Service)

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]


                                           CALCULATION OF REGISTRATION FEE
 Title of each class of          Amount             Proposed maximum       Proposed maximum           Amount of
     securities to                to be              offering price            aggregate            registration
     be registered             registered              per share            offering price               fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

     Common Stock,           1,500,000 Shares         See Note /(1)/       $16,704,148.00/(1)/       $3,750.00/(1)/
    ($.01 par value)

(1) The proposed maximum offering price is $16,704,148, based on the completed sale through March 31, 2003, of 979,963 shares at $10.00 per share, the contemplated sale of an additional 94,000 shares to one subscriber at $10.00 per share, and the assumed sale of the remaining 426,037 shares at $14.00 per share. Based on the current filing fee rate of $80.90 per million dollars, the aggregate filing fee calculated on the proposed maximum offering price under Rule 457(a) would be $1,351.37. The registrant previously paid a filing fee of $3,750 with the initial filing of the registration statement for this offering on Form SB-2 on July 3, 2001, based on a proposed maximum offering price of $15,000,000 (1,500,000 shares at $10.00 per share) and the then-current filing fee rate. Accordingly, the registrant does not believe that any additional filing fee is owed in connection with the filing of this Post-Effective Amendment No. 3.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        1,500,000 Shares of Common Stock

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                           (the holding company for:)

       Bank of Powhatan, N.A.                    Bank of Goochland, N.A.

                              Bank of Louisa, N.A.
                                   (proposed)

     TransCommunity Bankshares Incorporated is engaged in an offer to sell up to 1,500,000 shares of its common stock, $.01 par value. We commenced this offering in September, 2001. As of March 31, 2003, we had sold 979,963 shares at an offering price of $10.00 per share. We have sold additional shares after that date. We have a written subscription for 94,000 shares, from one subscriber, at $10.00 per share. We anticipate completing the sale of these shares in April. The remaining unsold and unsubscribed shares are now being offered at an offering price of $14.00 per share. We are offering the remaining shares for sale, with a minimum purchase of 100 shares, through some of our directors and officers. There is no underwriter involved in the offering. Unless extended or earlier terminated, our offering will terminate on December 31, 2003. We reserve the right to amend the terms of the offering at any time.

     There is no established market for our common stock and a market is not expected to develop following the offering. The offering price does not necessarily reflect the price at which sale of the common stock may occur following the offering. We used $5.2 million of proceeds from the sale of shares that have been sold pursuant to this offering to capitalize the Bank of Goochland, N.A., a new bank that opened for business on November 25, 2002. We intend to use a portion of the past and future offering proceeds to capitalize the Bank of Louisa, N.A., a new bank which we are seeking to organize in Louisa County, Virginia. We will use the remaining proceeds for general corporate purposes.

                                                                Proceeds To
                                          Underwriting        TransCommunity
                    Offering Price          Discount            Bankshares
                    --------------        ------------          ----------

Per Share ....      $     14.00              $   0             $     14.00
Total ........      $16,704,148(1)           $   0             $16,704,148(1)

------------
     (1) Assumes the sale of all 1,500,000 shares offered hereby and prior to the payment of anticipated offering expenses, including portions of certain officers' compensation expenses allocated to the offering of $665,000, of which approximately $590,000 had been paid or accrued on or before December 31, 2002. Based upon the completed sale at March 31, 2003, of 979,963 shares at $10.00 per share, the contemplated sale of an additional 94,000 shares to one subscriber at $10.00 per share, and the assumed sale of the remaining 426,037 shares at $14.00 per share.

                            ------------------------

     Investing in our common stock involves a certain amount of risk. See "Risk Factors" beginning on page 7.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

     The date of this prospectus is April ___, 2003.

                [Logo for TransCommunity Bankshares Incorporated]





                     TransCommunity Bankshares Incorporated
                              (holding company for)



  [Logo for Bank of Powhatan]                    [Logo for Bank of Goochland]



                      [Logo for Bank of Louisa (proposed)]


--------------------------------------------------------------------------------

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                           (the holding company for:)

Bank of Powhatan, N.A.                                   Bank of Goochland, N.A.

                              Bank of Louisa, N.A.
                                   (proposed)

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
          Prospectus Summary ...........................................      2
          The Offering .................................................      4
          Recent Developments ..........................................      5
          Summary Consolidated Financial Data ..........................      6
          Forward-Looking Statements ...................................      7
          Risk Factors .................................................      7
          Terms of the Offering ........................................     11
          Use of Proceeds ..............................................     12
          Market for Common Stock ......................................     12
          Dividend Policy ..............................................     13
          Determination of Offering Price ..............................     13
          Dilution .....................................................     13
          Management's Discussion and Analysis of Financial
            Condition and Results of Operations ........................     15
          Business .....................................................     28
          Management ...................................................     37
          Government Supervision and Regulation ........................     48
          Description of Capital Stock .................................     57
          Legal Opinion ................................................     61
          Experts ......................................................     61
          Available Information ........................................     61
          Index to Financial Statements ................................     63
          Financial Statements .........................................    F-1
          Subscription Agreement .......................................    A-1

                               ------------------

     As used throughout this prospectus, the terms "we" and "TransCommunity" refer to TransCommunity Bankshares Incorporated. "Bank of Powhatan" refers to Bank of Powhatan, N.A., which is a wholly-owned subsidiary of TransCommunity and which has been open for business since March 2000. The terms "Bank of Goochland" and "Bank of Louisa" refer, respectively, to Bank of Goochland, N.A., which opened for business in November, 2002, and Bank of Louisa, N.A., which TransCommunity seeks to establish as a new, wholly-owned subsidiary bank.

                               ------------------

                               PROSPECTUS SUMMARY

     The summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

TransCommunity Bankshares Incorporated

     We are a bank holding company organized in 2001 and headquartered in Richmond, Virginia. Effective August 15, 2001, we became the holding company for Bank of Powhatan, N.A., a national bank headquartered in Powhatan County, Virginia. We also own all the shares of Bank of Goochland, N.A., a newly-organized national bank headquartered in Goochland County, Virginia. Through Bank of Powhatan, N.A., we also own Main Street Mortgage and Investment Corporation, a mortgage banking subsidiary. Our executive offices are located at 9025 Forest Hill Avenue, Richmond, Virginia 23235, and our phone number is (804) 320-6000.

Bank of Powhatan

     The Bank of Powhatan was organized in 1998. It began general banking operations in March 2000. Its main office is located on the north side of U.S. Route 60, the county's major east-west highway, near Flat Rock in Powhatan County. It provides services to businesses and individuals in the Powhatan County, Virginia area.

Bank of Goochland

     Bank of Goochland opened its first office for business on November 25, 2002, in a newly renovated leased facility at historic Goochland Courthouse, providing services to businesses and individuals in the Goochland County area.

     Bank of Goochland has acquired real estate as a site for its permanent main office at Centerville, on U.S. Route 250. This location is on a heavily traveled route used by Goochland County residents in their commute to and from work in the Richmond area. The location is six miles west of Innsbrook, a significant business community in western Henrico County. The proposed main office will consist of approximately 9,000 square feet and is expected to be open in the fall of 2003. Bank of Goochland contemplates that when it opens its proposed permanent main office location, its existing office at Goochland Courthouse will continue as a branch office facility.

The Proposed Bank of Louisa, N.A.

     TransCommunity seeks to establish a new subsidiary national bank, Bank of Louisa, N.A. ("Bank of Louisa"), in Louisa County, Virginia. TransCommunity has selected an organizing board of directors for Bank of Louisa, and, subject to obtaining the necessary capital through its current offering of common stock, intends to capitalize the Bank with approximately $5 million of equity capital.

     In March 2002, the Comptroller of the Currency granted preliminary charter approval for the Bank of Louisa. In March 2003, because it had not completed the capitalization of the Bank of Louisa, TransCommunity withdrew its charter application in order to pursue the establishment of a banking office in Louisa County in a more expeditious manner. TransCommunity will continue to pursue the establishment of the Bank of Louisa as a separate, wholly-owned subsidiary bank, and intends to use a portion of the proceeds from the sale of shares offered by this prospectus to complete the capitalization of Bank of Louisa. In the meantime, TransCommunity intends to apply to the Comptroller of the Currency to open an initial banking office in Louisa County as a branch office of the Bank of Powhatan. If that application is approved and TransCommunity is then successful in raising the capital required to open a new bank, it intends to seek approval to convert the Louisa County branch office into a separate wholly-owned subsidiary bank.

The Market Area

     Powhatan County is located west of Richmond and south of the James River, within the Richmond metropolitan area. Goochland County is located on the north side of the James River across the river from Powhatan County. Louisa County is contiguous to Goochland County along a portion of the northern boundary of Goochland County. The three counties comprise a large portion of the suburban and rural area west and northwest of the metropolitan Richmond, Virginia, area.

Our Business Strategy

     TransCommunity, through its subsidiary banks, is pursuing and will continue to pursue a community banking strategy by offering a broad range of banking products to individuals, professionals and small to medium-sized businesses, with an emphasis on personalized service and local decision-making authority. TransCommunity will undertake to support this strategy by providing back office, product development, marketing, technology, financial and managerial support. The expansion and growth strategy of TransCommunity includes attracting experienced local management teams who will have significant decision-making authority at the local bank level, and local independent boards of directors consisting of individuals with strong community affiliations and extensive business backgrounds and business development potential in the identified markets.

                                  THE OFFERING

Common stock offered .......................................     1,500,000 shares

Common stock outstanding before this offering commenced ....     772,586 shares

Common stock outstanding as of March 31, 2003 ..............     1,752,549 shares

Common stock outstanding after this offering
 (assuming all shares offered hereby are sold) .............     2,272,586 shares

Current purchase price per share ...........................     $14.00 per share

Maximum individual subscription ............................     No limit

Minimum individual subscription ............................     100 shares

Use of past and future proceeds ............................     To capitalize and fund the operations
                                                                 of TransCommunity and to capitalize and fund the
                                                                 costs incurred in the organization of the Bank of
                                                                 Goochland and the Bank of Louisa. See "Use of
                                                                 Proceeds."

Allocation of stock
 subscription proceeds .....................................     Of the proceeds received prior to the date of this
                                                                 prospectus, $5.2 million was used to capitalize
                                                                 the Bank of Goochland. The balance has been or
                                                                 will be used to support the capitalization of the
                                                                 Bank of Louisa or used or retained by
                                                                 TransCommunity for general corporate purposes.
                                                                 Future proceeds will be used to support the
                                                                 capitalization of the Bank of Louisa and for other
                                                                 general corporate purposes.

Method of distribution .....................................     The offering of shares made hereby is not underwritten.
                                                                 Offers and sales of shares of common stock will be
                                                                 made on our behalf primarily by certain of our
                                                                 officers, directors and employees, who will not
                                                                 receive any commissions or other remuneration in
                                                                 connection with these activities.

Funding of stock subscriptions .............................     Subscribers will be required to remit 100% of the
                                                                 aggregate purchase price of the shares subscribed
                                                                 for at the time a subscription is submitted.


                               RECENT DEVELOPMENTS

     As of March 31, 2003, TransCommunity had sold an aggregate of 979,963 shares of common stock in this offering and had raised an aggregate of $9.8 million before offering expenses. As described elsewhere in this prospectus, we used $5.2 million of those proceeds to capitalize the Bank of Goochland, which opened for business in November, 2002. As of March 31, TransCommunity held a written subscription from one subscriber for 94,000 shares at $10.00 per share. The subscription is conditional upon appropriate regulatory approvals because, if purchased, the 94,000 shares that have been subscribed together with other shares previously purchased would give the subscriber, TCF Financial Corporation, Wayzata, Minnesota, an approximate 9.2% ownership position in TransCommunity.

     Effective as of the date of this prospectus, the Board of Directors of the Company has amended the terms for the Company's offering of the remaining unsold shares of common stock. Under the offering, as amended, the remaining unsold and unsubscribed shares will be offered at a per share offering price of $14.00 per share, with a minimum purchase of 100 shares. No maximum share limitation will apply.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data for the three years ended December 31, 2002, 2001 and 2000, are derived from the audited consolidated financial statements of TransCommunity contained elsewhere in this prospectus and should be read in conjunction with the historical consolidated financial statements of TransCommunity, including the accompanying notes, included elsewhere herein.

                                                           Year Ended
                                                          December 31,
                                                         (In Thousands)
                                                2002         2001        2000
                                                ----         ----        ----

Income Statement Data:
Net Interest income                          $    1,548   $     774   $    441
Provision for loan losses                           227         197         38
Other income                                      1,507         995         10
Other expenses                                    4,024       2,971        561
Income tax expense                                    0           0          0
Net loss                                         (1,197)     (1,398)      (147)

Per Share Data:
Net loss                                          (1.05)      (2.06)      (.22)
Cash dividends                                      N/A         N/A        N/A
Book value                                         7.77        8.44       9.57
Average shares outstanding                    1,143,262     679,784    670,543

Balance Sheet Data:
Assets                                           51,123      28,600     11,562
Loans, net of unearned income and allowance
 for loan losses                                 36,655      15,162      2,957
Total investment securities                       4,198       9,192      6,363
Deposits                                         36,712      21,586      4,979
Stockholders' equity                             12,471       6,520      6,421

Operating Ratios:
Net loss on average assets                        (3.04)%     (6.64)%    (1.88)%
Net loss on average equity                       (14.06)%    (22.54)%    (2.27)%
Dividend payout ratio                               N/A         N/A        N/A

Capital Ratios:
Bank Only
    Leverage                                         30%         22%       104%
    Risk-based:
    Tier 1 capital                                   46%         32%       118%
    Total capital                                    47%         33%       119%
Consolidated
    Total equity to total assets                     24%         23%        56%

Average equity to average assets                     26%         29%        82%

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business and regulatory decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions identify forward-looking statements. These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by these forward-looking statements. Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. For example, the forward-looking information contained in this prospectus regarding Bank of Louisa, which is a proposed new national bank, is wholly dependent on our ability to raise the capital necessary to secure all required regulatory approvals for the bank. Some more specific risks are discussed below.

     In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of this information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we have no obligation to update or revise any of these forward-looking statements.

                                  RISK FACTORS

We have a limited operating history upon which to base any estimate of our future success.

     Bank of Powhatan, N.A. ("Bank of Powhatan"), which opened for business in March, 2000, Bank of Goochland, N.A. ("Bank of Goochland"), which opened for business in November, 2002, and TransCommunity Bankshares Incorporated ("TransCommunity"), which was organized in March, 2001, each have limited operating histories, and the proposed new Bank of Louisa, N.A. ("Bank of Louisa") has no operating history. As a consequence, you have limited financial information on which to base any estimate of our future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which has a longer history of operations. Because of our limited operating history, you do not have access to the type and amount of information that would be available to a shareholder of a financial institution with a more extended operating history.

TransCommunity and Bank of Powhatan have experienced, and Bank of Goochland is expected to experience, significant start-up operating losses.

     The success of our operations must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment of new banks.

     Typically, new banks are not profitable in their first several years of operation. For the years ended December 31, 2000 and 2001, Bank of Powhatan experienced net losses of $147,456 and $550,962, respectively. For the year ended December 31, 2002, Bank of Powhatan reported net income of $315,199, but TransCommunity had consolidated net losses for 2001 and 2002 of $1,398,474 and $1,196,653, respectively. We expect Bank of Goochland will incur losses comparable to those experienced by Bank of Powhatan for its first several years of operations. We have similar expectations for Bank of Louisa if we are successful in opening that bank. We can give no assurances that we will operate in a profitable manner in the future.

We may not be successful in raising sufficient capital to support our expansion plans.

     Through our current offering of shares of common stock, TransCommunity has raised the capital required to open the Bank of Goochland, but it may not be successful in selling sufficient additional shares to raise the capital required to open the Bank of Louisa. The minimum capital necessary to obtain regulatory approvals to open the Bank of Louisa is approximately $5 million. If TransCommunity does not raise sufficient capital through the sale of shares, the growth prospects of TransCommunity would be diminished, and it would seek other less capital intensive opportunities to expand its business into Louisa County.

Many of the loans in Bank of Powhatan's and Bank of Goochland's loan portfolios are too new to show any signs of problems.

     A significant portion of Bank of Powhatan's loans have been originated in the past two years. All of Bank of Goochland's loans have been originated since November 25, 2002. Although we believe we have conservative underwriting standards, it is difficult to assess the future performance of Bank of Powhatan's and Bank of Goochland's loan portfolios due to the recent origination of many of the loans. As of December 31, 2002, TransCommunity had a consolidated allowance for loan losses of $462,200 (1.25% of total loans), whereas at the beginning of the 12 months ended December 31, 2002, TransCommunity had an allowance for loan losses of $235,000 (1.53% of total loans). At December 31, 2002, TransCommunity had no non-performing or delinquent loans. As our subsidiary bank loan portfolios mature, however, we will necessarily experience non-performing and delinquent loans, which will require us to make additional provisions to our allowance for loan losses. We can give you no assurance that our non-performing or delinquent loans will not adversely affect our future performance.

The markets for our services are highly competitive and we face substantial competition.

     The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in our market and many of which have greater resources than we have. Many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

     In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many nonbank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in either our attracting fewer deposits or increasing our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

Changes in interest rates could have an adverse effect on our income.

     Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases rather than the interest we earn on loans and investments. Changes in interest rates also can affect the value of our loans. An increase in interest rates could adversely affect borrowers' ability to pay the principal or interest on our loans. This may lead to an increase in our nonperforming assets and could have a material and negative effect on our results of operations.

     Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

We are subject to significant government regulations that affect our operations and may result in higher operating costs or increased competition for us.

     Our success will depend not only on competitive factors, but also on state and federal regulations affecting bank holding companies generally. Regulations now affecting us may change at any time, and these changes may adversely affect our business.

     We are subject to extensive regulation by the Board of Governors of the Federal Reserve System, the Office of Comptroller of the Currency and the Federal Deposit Insurance Corporation, and to a lesser extent, the Virginia State Corporation Commission. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new banks or branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators.

     We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our banks, others will increase our costs of doing business and could assist our competitors that are not subject to similar regulation.

Our success will depend significantly upon general economic conditions in central Virginia and nationally.

     Our success will depend significantly upon general economic conditions in central Virginia as well as national economic conditions affecting Virginia. Any prolonged economic dislocation or recession affecting central Virginia could cause the banks' non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters, a prolonged downturn in various industries upon which the economy of central Virginia depends, or a national recession.

We will not be in a position to pay dividends for the forseeable future.

     We do not expect to pay dividends on our common stock for at least several years. We intend to retain future earnings, if any, to improve each bank's capital structure to support future growth. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend in large part on the earnings of our subsidiary banks, capital requirements, financial condition and other factors considered relevant by our board of directors.

If a market for our common stock does not develop, you may not be able to sell your shares.

     Since this offering is not underwritten and is relatively small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all.

The offering price was arbitrarily set by the directors and may not accurately reflect the value of an investment in our common stock.

     There is no established market for the common stock. The offering price, which was increased from $10.00 per share to $14.00 per share effective as of the date of this prospectus, was arbitrarily determined by the directors, and does not bear any direct relationship to TransCommunity's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock, the directors considered the OCC's capital requirements for the proposed new Banks and general market conditions for the sale of securities. Should a market develop for our common stock after this offering is complete, there is no guarantee that the market price will be greater than or equal to the public offering price.

                              TERMS OF THE OFFERING

Minimum and Maximum Individual Subscriptions

     On and after the date of this prospectus, the minimum subscription for the offering is 100 shares. On and after that date, there is no limit on the maximum number of shares that may be acquired directly by any one individual or entity.

Company Discretion

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. With respect to any subscriptions that we do not accept in whole or in part, the unaccepted portion of the subscription funds will be returned, without interest.

Plan of Distribution

     Offers and sales of our common stock will be made on our behalf by certain of our officers and directors. Such individuals will not receive any commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses incurred in the offering.

Amendment or Termination

     Unless extended or earlier terminated, the offering will terminate on December 31, 2003. We reserve the right to amend the term of the offering at any time.

Subscription Procedures

     Subscriptions may be made by completing and signing the Subscription Agreement accompanying this prospectus and mailing or delivering it, together with a check or money order equal to 100% of the total subscription price, to TransCommunity.

     Each prospective investor who desires to purchase 100 or more shares must:

     1. Complete, date and execute the Subscription Agreement that is attached as Exhibit "A" to this prospectus.

     2. Make a check payable to "TransCommunity Bankshares Incorporated" in an amount equal to $14.00 multiplied by the number of shares subscribed for.

     3.   Return the completed Subscription Agreement as follows:

               By hand, U.S. Mail or overnight delivery to:

               TransCommunity Bankshares Incorporated
               9025 Forest Hill Avenue
               Richmond, Virginia 23235

     4. On our receipt and acceptances of payment for the shares subscribed for, the Subscription Agreement will become final, binding and irrevocable.

     Certificates evidencing shares of TransCommunity's common stock duly subscribed for and paid in full will be issued and delivered to those subscribers whose subscriptions are accepted as soon as practicable after the offering is completed.

                                 USE OF PROCEEDS

     The offering is not underwritten and no assurance can be provided as to the amount of net proceeds TransCommunity may receive as a result of the offering. However, if all the remaining shares offered hereby are sold, the total net proceeds to TransCommunity from the sale of all shares offered hereby are estimated to be approximately $16 million, based upon the public offering price of $10.00 per share for the 1,073,963 shares sold or subscribed to prior to March 31, 2003, at that price, and the sale of the remaining 426,037 shares at a price of $14.00 per share, and after deducting the expenses payable by TransCommunity. As of March 31, 2003, TransCommunity had received approximately $9.8 million in proceeds, before expenses. TransCommunity used $5.2 million to capitalize the Bank of Goochland. The balance of those proceeds and future proceeds received by TransCommunity will be used for general corporate purposes and to complete the capitalization of the Bank of Louisa.

     If the Bank of Louisa does not receive the necessary regulatory approvals, TransCommunity will devote the proceeds of this offering as described above to support the growth of Bank of Powhatan and the Bank of Goochland. TransCommunity anticipates that such growth would be achieved through branching.

                             MARKET FOR COMMON STOCK

     TransCommunity's common stock is not listed or quoted, nor is there an established trading market for its shares. There can be no assurance that an active trading market will ever develop.

                                 DIVIDEND POLICY

     TransCommunity has not declared or distributed any cash dividends to its shareholders and it is not likely that any cash dividends will be declared for several years. The Board of Directors of TransCommunity intends to follow a policy of retaining any earnings to provide funds to operate and expand the business of TransCommunity and the Bank of Powhatan, the Bank of Goochland and if opened, the Bank of Louisa, for the foreseeable future. The future dividend policy of TransCommunity is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. TransCommunity's ability to distribute cash dividends will depend entirely upon the Banks' abilities to pay dividends to TransCommunity. As national banks, the Banks will be subject to legal limitations on the amount of dividends each is permitted to pay. Furthermore, neither the Banks nor TransCommunity may declare or pay a cash dividend on any of their capital stock if they are insolvent or if the payment of the dividend would render them insolvent or unable to pay their obligations as they become due in the ordinary course of business. See "Government Supervision and Regulation--Payment of Dividends."

                         DETERMINATION OF OFFERING PRICE

     Because there was and is no established market for the common stock, the offering price for the shares offered by this prospectus was arbitrarily determined by the directors, and did not and does not bear any direct relationship to TransCommunity's assets, book value, net worth or any other recognized criteria of value. In making a determination in the summer of 2001 of the offering price of $10.00 per share for the shares of common stock offered prior to the date of this prospectus, the directors took into consideration the anticipated capital requirements for the proposed new Banks, the fact that shares of Bank of Powhatan were sold in a public offering during 1998-1999 at a price of $10.00 per share, that organizing directors of TransCommunity and the Bank of Goochland and the Bank of Louisa subscribed for shares of TransCommunity common stock at a purchase price of $10.00 per share, and that the pro forma book value of shares of the Company at June 30, 2001 was $8.62 per share. Given these factors, the directors determined in early September, 2001, that an offering price of $10.00 per share would be an appropriate offering price.

     In March, 2003, in light of the continuing growth of the Bank of Powhatan and the opening of the Bank of Goochland in November, 2002, the board of directors determined to increase the per share offering price of the remaining shares being offered by this prospectus to $14.00 per share. This price does not bear any direct relationship to TransCommunity's earnings, assets, book value, net worth or any other recognized criteria of value.

                                    DILUTION

     At December 31, 2002, TransCommunity had a net tangible book value of approximately $12.1 million, or $7.57 per share. Net tangible book value per share represents the amount of TransCommunity's shareholders' equity, less intangible assets, divided by 1,605,249 shares of common stock, which was the number of shares of common stock outstanding at December 31, 2002. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after, and assuming, completion of the offering. After
(i) giving effect to the sale by TransCommunity of an additional 241,300 shares of common stock sold or subscribed for after December 31, 2002, and on or prior to March 31, 2003, at an offering price of $10.00 per share and to the assumed sale of 426,037 shares at an offering price of $14.00 per share, (ii) deducting additional post December 31, 2002 estimated offering expenses of $75,000, and
(iii) giving effect to the application of the estimated net proceeds as set forth under "Use of Proceeds," the pro forma net tangible book value of TransCommunity at December 31, 2002, would have been approximately $20.4 million, or $9.00 per share. This represents an immediate increase in pro forma net tangible book value of $1.43 per share to existing shareholders and an immediate dilution of $1.00 per share to new investors purchasing shares at $10.00 per share, and $5.00 per share to new investors purchasing shares at $14.00 per share. The following table illustrates this per share pro forma dilution:

     Net tangible book value per share at
       December 31, 2002                                            $7.57
     Pro forma net tangible book value per share after the
       offering (assuming the sale of all shares offered)           $9.00
     Pro forma increase per share attributable to new
       investors purchasing at $10.00 per share                     $0.31
     Pro forma increase per share attributable to new
       investors purchasing at $14.00 per share                     $1.12
     Pro forma dilution per share to new investors
       purchasing at $10.00 per share                               $1.00
     Pro forma dilution per share to new investors
       purchasing at $14.00 per share                               $5.00

     The following table sets forth on a pro forma basis (a) the number of shares of common stock of TransCommunity issued prior to the issuance of any shares in the offering and the number of shares purchased in the offering assuming 1,073,963 shares are sold at $10.00 per share and 426,037 shares are sold at $14.00 per share, and (b) the total consideration and average price per share paid to TransCommunity with respect to common stock held by the existing shareholders of TransCommunity prior to the sale of shares in this offering, and to be paid by new investors in the offering at the public offering prices of $10.00 per share and $14.00 per share, respectively.

                                                                                        Average*
                                     Shares Purchased           Total Consideration     Price Per
                                     ----------------           -------------------
                                    Number      Percent        Amount         Percent     Share
                                    ------      -------        ------         -------     -----
Pre 12/31/01 shareholders            772,586      34.0%     $ 7,531,343/(1)/    31.1%     $ 9.74
New investors at
  $10.00 per share                 1,073,963      47.3%      10,739,630         44.3%     $10.00
New investors at
  $14.00 per share                   426,037      18.7%       5,964,518         24.6%     $14.00
                                   ---------     -----      -----------        -----
    Total                          2,272,586     100.0%     $24,235,491        100.0%

-------------
*Before offering expenses.
/(1)/ Total consideration based on aggregate common stock par value of $7,726 at December 31, 2001, plus paid-in surplus on the same date of $7,523,617.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Overview

     The following is management's discussion and analysis of the financial condition and results of operations of TransCommunity as of and for the years ended December 31, 2002 and 2001. This discussion should be read in conjunction with the Company's consolidated financial statements and accompanying notes.

TransCommunity Bankshares Incorporated

     TransCommunity Bankshares Incorporated ("TransCommunity" or the "Company") is a community bank holding company headquartered in Richmond, Virginia. The Company was organized as a Virginia corporation in March 2001, and became a bank holding company effective August 15, 2001. TransCommunity operates a community banking business through its two national bank subsidiaries, Bank of Powhatan, N.A. ("Bank of Powhatan") and Bank of Goochland, N.A. ("Bank of Goochland"). TransCommunity became the holding company for Bank of Powhatan on August 15, 2001, through a statutory share exchange transaction. TransCommunity's newest subsidiary, Bank of Goochland with one office in Goochland County, opened for business on November 25, 2002. TransCommunity also is seeking to organize a third subsidiary bank, Bank of Louisa, N.A. ("Bank of Louisa"), in Louisa County, Virginia. The consolidated financial statements of TransCommunity appearing elsewhere in this prospectus include the operations of the Bank of Goochland from November 25, 2002 through December 31, 2002. At December 31, 2002, TransCommunity had, on a consolidated basis, total assets of $51.1 million, total deposits of $36.7 million, total loans of $37.1 million, and total stockholders' equity of $12.5 million.

     Since late 2001, TransCommunity has been engaged in a non-underwritten offering of 1,500,000 shares of its common stock. As of March 31, 2003, TransCommunity had sold an aggregate of 979,963 shares of common stock in this offering and had raised an aggregate of $9,799,630. As described elsewhere in this prospectus, we used $5.2 million of those proceeds to capitalize the Bank of Goochland, which opened for business in November, 2002. As of March 31, TransCommunity held a written subscription from one subscriber for 94,000 shares at $10.00 per share and expects to complete the sale of these shares in early April.

     Effective as of the date of this prospectus, the Board of Directors of the Company has amended the terms of offering for the Company's offering of the remaining unsold shares of common stock. Under the offering, as amended, the remaining unsold and unsubscribed shares will be offered at a per share offering price of $14.00 per share, with a minimum purchase of 100 shares. No maximum share limitation will apply.

Bank of Powhatan and Main Street Mortgage and Investment Corporation

     Bank of Powhatan was organized as a national bank in 1998 and commenced its general banking operation on March 20, 2000. On August 15, 2001, Bank of Powhatan became a wholly owned subsidiary of TransCommunity through a statutory share exchange transaction. For the year 2002, Bank of Powhatan had earned net income of $315,179 compared with a loss for 2001 of $550,962. The Bank had total deposits of $34.1 million and loans of $36.1 million at December 31, 2002.

     On January 1, 2001, the Bank acquired Main Street Mortgage and Investment Corporation ("Main Street"), a mortgage banking company, as a wholly owned subsidiary. During 2002, Main Street originated approximately $83 million in mortgage loans, an increase of $23 million over 2001. For 2002, Main Street reduced the amount of its operating loss to $22,208, from an operating loss of $71,269 for 2001. During 2002, gross fees from originations of real estate mortgage transactions increased 35.2% to $1,165,140, compared with $861,780 for 2001, and other income, which includes processing and referral fees, increased 178% to $188,780 from $67,711 for 2001. The financial results for Main Street are incorporated into the results for Bank of Powhatan.

     Selected consolidated financial information regarding Bank of Powhatan follows:

                                                     (In Thousands)
                                                       December 31,
       Type                                        2002           2001
       ----                                        ----           ----

     Loans                                       $36,110         $15,161
     Investments                                   1,199           9,192
     Deposits                                     34,111          21,586
     Capital                                       6,185           5,867

Bank of Powhatan's consolidated income (loss) as a percentage of year-end assets and equity is as follows:

                                                 Year Ended December 31,
                                                   2002           2001
                                                   ----           ----

     Return on Assets (ROA)                         .73 %        (1.94)%
     Return on Equity (ROE)                        5.10 %        (9.40)%

Bank of Goochland

     Bank of Goochland was organized as a national bank in 2002 and commenced its general banking operations on November 25, 2002. From November 25 through December 31, 2002, Bank of Goochland has been able to attract deposits of $2,960,137 and loans of $535,023.

     Selected financial information regarding Bank of Goochland at December 31, 2002 follows:

                                                  (In Thousands)
        Type                                           2002
        ----                                           ----

     Loans                                           $   545
     Investments                                       2,999
     Deposits                                          2,960
     Capital                                           4,739

     As of March 31, 2003, deposits had increased to $12.5 million, and loans to $4.7 million.

                          Critical Accounting Policies

     Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. Our single most critical accounting policy relates to our reserve for loan losses, which reflects the estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our borrowers were to deteriorate, resulting in an impairment of their ability to make payments, our estimates would be updated, and additional reserves might be required. For further discussion of the estimates used in determining the allowance for loan losses, we refer you to the discussion on "Provision for Loan Losses" below.

                  Results of Operations and Financial Condition

Consolidated

Net Loss/Income

     For the years ended December 31, 2002 and 2001, TransCommunity incurred net losses of $1,196,653 and $1,398,474, respectively. Of the net losses for 2002 and 2001, $1,065,229 and $847,512, respectively, represented organizational and start up expenses of TransCommunity. Bank of Powhatan had consolidated net income of $315,179 for the year ended December 2002, including operating losses of $22,208 for Main Street. Additionally, the net losses incurred by TransCommunity in 2002 included $460,822 in losses incurred by Bank of Goochland during the short operating period from November 25, 2002 (inception) through December 31, 2002. Schedule I presents selected consolidated financial data for TransCommunity for 2002 and 2001.

Net Interest Margin

     TransCommunity's net interest margin was 4.43% for the year 2002, compared with 4.33% for the year 2001. New loans grew 141.76% from the net loans present at December 31, 2001. Deposits increased 70.07% for the same period. The net interest margin for the year ended December 31, 2002, compares favorably with other commercial banks in our market area. As the amount of interest bearing deposits increases in relationship to interest free capital, our net interest margin decreases.

     Bank of Powhatan's and Bank of Goochland's combined net interest margin analysis and average balance sheets are shown in Schedule II and the effect of rate-volume change on net interest income is shown in Schedule III.

Provision for Loan Losses

     TransCommunity's consolidated provision for loan losses for 2002 was $227,200, resulting in an allowance for loan losses at December 31, 2002 of $462,200 (1.25% of total loans). In comparison, the provision for loan losses was $197,000 in 2001, resulting in an allowance for loan losses at December 31, 2001 of $235,000 (1.53% of total loans). The 15.32% increase in the consolidated provision for loan losses and 96.68% in the consolidated allowance for loan losses were the results of the continued growth of the loan portfolios at TransCommunity's subsidiary banks. The allowance for loan losses is evaluated on a regular basis by management. Such evaluation is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. TransCommunity's evaluation methodology considers both disbursed loans and commitments to extend credit. The allowance is calculated using risk factors depending on the type of borrower and whether the loan is secured or unsecured. Commercial loans secured by real estate and secured consumer loans are assigned a risk factor of 1%. Other commercial loans and unsecured consumer loans are assigned a risk factor of 2%. In addition, an allowance would be established for problem loans individually or by grouping. The methodology used by TransCommunity's subsidiary banks to calculate the provision for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management has not identified any potential problem loans as of December 31, 2002. As TransCommunity's subsidiary banks mature, this evaluation methodology will be adjusted to reflect actual experience.

Noninterest Income

     Noninterest income increased from $994,810 for 2001 to $1,506,565 for 2002. The increase is due to commissions and other income received by Main Street of $1,353,920 and fees received by Bank of Powhatan of $152,645. During 2002 and 2001, Main Street originated loans of approximately $83 million and $60 million, respectively. Noninterest income as a percentage (annualized) of average assets for 2002 and 2001 was 3.83% and 4.63%, respectively.

Noninterest Expense

     Noninterest expense increased from $2,970,531 for 2001 to $4,024,262 for 2002. Of the total 2002 and 2001 noninterest expense, expenses of $1,353,833 and $981,943, respectively, were incurred by Main Street and $1,065,529 and $847,512 were incurred by TransCommunity. The increase in noninterest expense during 2002 resulted in significant part from the addition of 15 new employees. These additional employees were necessary to support the opening of the Bank of Goochland, as well as to support the continued growth of Bank of Powhatan, and Main Street. The expenses of Main Street are mostly salaries and commissions related to the origination of mortgage loans. The expenses of the holding company headquarters relate mainly to organizational and start up costs of the holding company, the costs associated with the securities offering, and the costs associated with the establishment of Bank of Goochland and the proposed Bank of Louisa. Overall, noninterest expense as a percentage of average assets decreased from 13.82% in 2001 to 10.22% in 2002.

Income Taxes

     No income tax benefit has been recorded since, at this time, there is insufficient evidence to conclude that TransCommunity will produce taxable income in the future which can be offset by loss carryforwards from the current period.

Investment Portfolio

     Total investment securities of TransCommunity decreased from $9,192,064 at December 31, 2001 to $4,198,980 at December 31, 2002, as capital invested in the securities portfolio was utilized to support loan growth at the Company's subsidiary banks. The Company invests in U. S. Agency securities in order to maintain a high level of earning assets, provide liquidity, and to secure public deposits. Management strives to structure the maturities of investments to meet projected liquidity needs, manage interest rate sensitivity and maximize earnings. Schedules showing the book value, maturities and weighted average interest rates of the investment portfolio are shown in Note 4 to the Company's consolidated financial statements.

Loans

     Total loans increased $21,720,185 during 2002 to $37,116,940 at December 31, 2002.

     Loans by type are shown in the following schedule:

                                                        (In Thousands)
                                                         December 31,
           Type                                        2002         2001
           ----                                        ----         ----

     Commercial, financial, and agricultural         $15,653      $ 8,446
     Real estate -construction                         6,379        1,207
     Real estate -mortgage                             8,320        2,865
     Installment loans to individuals                  6,765        2,879
                                                     -------      -------

     Total loans                                     $37,117      $15,397
                                                     =======      =======

Concentration of Credit Risk

     TransCommunity has a concentration of loans to borrowers involved in construction and land development. Loans to these borrowers amounted to approximately 17% of the total loan portfolio at December 31, 2002.

Non-accrual, Past Due and Restructured Loans

     At December 31, 2002, TransCommunity did not have any loans classified as non-accrual, past due more than ninety days or restructured. Loans will be placed in a non-accrual status when, in the opinion of management, the accrued interest income will not be collected.

Allocation for the Allowance for Loan Losses

     The following table shows the allocation for the allowance for loan losses at:

                                             December 31, 2002         December 31, 2001
                                             -----------------         -----------------

                                                     Percent of                 Percent of
                                                    loans in each              loans in each
Balance at the end of each period                    category to                category to
 Applicable to                            Amount     total loans     Amount     total loans
 -------------                            ------     -----------     ------     -----------
Loans:
  Commercial                             $239,134             43%   $147,105            55%
  Real estate - construction               78,574             17%     14,430             7%
  Real estate - mortgage                   76,794             22%     37,011            19%
  Installment                              71,698             18%     36,454            19%
                                         --------    -----------    --------    ----------

  Total Allowance for Loan Losses        $462,200            100%   $235,000           100%
                                         ========    ===========    ========    ==========


Premises and Equipment

     Premises and equipment increased from $2,102,207 at December 31, 2001 to $2,649,838 at December 31, 2002. During 2002, Bank of Goochland began operations, and moved into a newly-renovated, leased banking facility. In 2002, TransCommunity purchased for $200,000 a two acre parcel in the Town of Louisa, Virginia as a site for the proposed Bank of Louisa. In connection with this transaction, the seller financed $198,000 at an interest rate of 4.75% with principal and interest due on November 1, 2003.

     Bank of Powhatan completed construction of its main office location in March of 2001. A modular building that was used on a temporary basis prior to this date was sold during 2002 for $30,000 which resulted in a loss of $10,399. A schedule of premises and equipment is shown in Note 7 to the Company's consolidated financial statements.

     Construction in progress at December 31, 2002 includes architectural and engineering costs of $63,847 relating to the construction of the branch office and the proposed main office of Bank of Goochland and architectural and engineering costs of $37,930 associated with the development of plans for the construction of the proposed main office location for Bank of Louisa.

Deposits

     TransCommunity's deposits increased $15.1 million during 2002 to $36.7 million at December 31, 2002. A schedule of deposits by type is shown in the Company's consolidated statements of condition. Time deposits of $100,000 or more equaled 23.08% of total time deposits at December 31, 2002.

Capital

     TransCommunity's capital as a percentage of total assets was 24% at December 31, 2002, and 23% at December 31, 2001, which significantly exceeded regulatory requirements at both dates.

Liquidity and Interest Sensitivity

     At December 31, 2002, TransCommunity had liquid assets of approximately $7.4 million in the form of cash, federal funds sold and short term investments. Management believed that liquid assets were adequate at December 31, 2002. Management anticipates that additional liquidity will be provided by the growth in deposit accounts, loan repayments and the contemplated sale of additional shares in the Company's public offering of shares of common stock. TransCommunity's bank subsidiaries, Bank of Powhatan and Bank of Goochland, also have the ability to purchase federal funds and borrow from the Federal Reserve Bank, if necessary. Management is not aware of any trends, events or uncertainties that are reasonably likely to have a material impact on the TransCommunity's short term or long term liquidity. Capital expenditures in the near future will be purchased using liquid assets.

     At December 31, 2002, TransCommunity had a negative cumulative Gap Rate Sensitivity Ratio of 1.83% for the one year repricing period. This generally indicates that earnings would improve in a declining interest rate environment as liabilities reprice more quickly than assets. Conversely, earnings would probably decrease in periods during which interest rates are increasing. Management constantly monitors the interest rate risk and believes that the current position is an acceptable risk for a growing community bank.

     Schedule IV contains an interest sensitivity analysis, which shows the repricing opportunities of earning assets and interest bearing liabilities.

     There are no off-balance-sheet items that should impair future liquidity.

Future Prospects

     TransCommunity's strategy is to grow principally through the establishment of de novo banks in relatively under-banked communities experiencing faster-than-average growth. Newly-chartered banking institutions normally experience losses during their early years of operation, as it takes time to build a loan portfolio generating sufficient interest income to offset operating costs.

     Our first bank, Bank of Powhatan, experienced losses during 2000 and 2001, although its deposit and loan portfolios grew rapidly during this period. During 2002, in its eighth quarter of operation, Bank of Powhatan began to generate an operating profit, and that trend continued throughout the remainder of 2002, as shown in the chart below:

               2002                       Bank of Powhatan - Net (Loss) Income
               ----                       ------------------------------------
     Quarter ended March 31                           $(31,645)
     Quarter ended June 30                              55,480
     Quarter ended September 30                        140,485
     Quarter ended December 31                         150,859
                                                      --------
     Year Ended December 31                           $315,179

Management anticipates that this growth trend will continue in 2003, and that by the end of 2003 Bank of Powhatan will be positioned to pay a dividend to TransCommunity in future years.

     Likewise, we anticipate that our newest subsidiary, Bank of Goochland, as well as future de novo banks we may establish (including Bank of Louisa), will initially experience operating losses as they establish their customer base, but that each institution will rapidly reach profitability as they execute TransCommunity's community banking strategy and take advantage of the operational cost savings afforded by using TransCommunity's common operating platform. Additionally, with two banks now open for business, TransCommunity also will seek to identify other financial services, such as insurance services or products or investment advisory services, that can be offered through TransCommunity as and when circumstances may permit. Nevertheless, it may be several years before TransCommunity will be able to show a profit on a consolidated basis.

Parent Company Only

     During the year ended December 31, 2002, TransCommunity incurred operating expenses of $1,065,529. From inception on March 16, 2001 through December 31, 2001, TransCommunity incurred operating expenses of $847,512. A list of those expenses by type is shown in the statement of operations for TransCommunity included in Note 25 to the Company's consolidated financial statements.

                                                                      SCHEDULE I

                     TRANSCOMMUNITY BANKSHARES INCORPORATED

     The following table provides consolidated data for TransCommunity for the years ended December 31, 2002 and 2001:

Income Statement Data:                         2002                 2001
                                    (In thousands, except ratios and per share amounts)
Net interest income                         $    1,548           $     774
Provision for loan losses                          227                 197
Noninterest income                               1,507                 995
Noninterest expenses                             4,024               2,971
Income tax expense                                   0                   0
Net loss                                        (1,197)             (1,398)

Per Share Data:
Net loss                                         (1.05)              (2.06)
Cash dividends                                     N/A                 N/A
Book value                                        7.77                8.44
Average shares outstanding                   1,143,262             679,784

Balance Sheet Data:
Assets                                          51,123              28,600
Loans, net of unearned income
 and allowance for loan losses                  36,655              15,162
Total investment securities                      4,198               9,192
Deposits                                        36,712              21,586
Stockholders' equity                            12,471               6,520

Operating Ratios:
Net loss on average assets                       (3.04) %            (6.51) %
Net loss on average equity                      (14.06) %           (21.61) %
Dividend payout ratio                              N/A                 N/A

Capital Ratios:
Bank Only
  Leverage                                          30  %               22  %
  Risk-based:
    Tier 1 capital                                  46  %               32  %
    Total capital                                   47  %               33  %
Consolidated

    Total equity to total assets                    24  %               23  %

Average equity to average assets                    26  %               29   %

                                                                     SCHEDULE II

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                          NET INTEREST MARGIN ANALYSIS
                              AVERAGE BALANCE SHEET
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                 2002                                        2001
                               ---------------------------------------     ---------------------------------------
                                                              Average                                     Average
                                 Average       Interest        Rates        Average        Interest        Rates
                                 Balance      Income or      Earned or      Balance       Income or      Earned or
                                  Sheet        Expense         Paid          Sheet         Expense         Paid
                               ---------     -----------    ----------     ---------     -----------    ----------
Assets:
   Loans (including fees)    $  28,913,455   $   2,077,370      7.18%     $  8,519,387   $    875,307     10.27%
   Federal funds sold              847,712          12,202      1.44%        2,886,049        113,440      3.93%
   Investments                   5,181,459         215,689      4.16%        6,462,694        388,775      6.02%
                             -------------   -------------  --------      ------------   ------------   -------

   Total Earning Assets         34,942,626       2,305,261      6.60%       17,868,130      1,377,522      7.71%
                                             -------------  --------                     ------------   -------
   Allowance for loan losses      (355,722)                                   (118,000)
   Non-earning assets            4,771,473                                   3,742,997
                             -------------                                ------------

Total Assets                 $  39,358,377                                $ 21,493,127
                             =============                                ============

Liabilities and Stockholders'
 Equity:
   Deposits:

     Demand: Interest-
       bearing               $   5,542,580   $      90,421      1.63%     $  2,457,254   $     63,594      2.59%
     Savings deposits            2,262,494          41,590      1.84%          806,051         22,103      2.74%
     Other time deposits        16,497,351         587,222      3.56%        9,326,379        508,034      5.45%
                             -------------   -------------  --------      ------------   ------------   -------

   Total Deposits               24,302,425         719,233      2.96%       12,589,684        593,731      4.72%

   Other borrowed funds          1,485,184          37,784      2.54%          110,977          9,544      8.60%
                             -------------   -------------  --------      ------------   ------------   -------

   Total interest-bearing
     liabilities                25,787,609         757,017      2.94%       12,700,661        603,275      4.75%
                                             -------------  --------                     ------------   -------

   Noninterest-bearing
     deposits                    4,842,353                                   2,051,816
   Other liabilities               219,305                                     270,245
                             -------------                                ------------

   Total Liabilities            30,849,267                                  15,022,722

   Stockholders' equity          8,509,110                                   6,470,405
                             -------------                                ------------

Total Liabilities and
   Stockholders' equity      $  39,358,377                                $ 21,493,127
                             =============                                ============

   Net Interest Earnings                    $    1,548,244                               $    774,247
                                            ==============                               ============

   Net Yield on Interest-
     Earning Assets                                             4.43%                                      4.33%
                                                            ========                                    =======


                                                                    SCHEDULE III

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
               EFFECT OF RATE-VOLUME CHANGE ON NET INTEREST INCOME
                            (In thousands of dollars)

                                                2002 Compared to 2001
                                                 Increase (Decrease)
                                                 -------------------
                                      Volume           Rate            Total
                                      ------           ----            -----
Interest Income

Assets:
   Loans (including fees)           $ 2,094,471     $  (892,408)    $ 1,202,063
   Federal funds sold                   (80,107)        (21,131)       (101,238)
   Investments                          (77,130)        (95,956)       (173,086)
                                    -----------     -----------     -----------
   Total earning assets               1,937,234      (1,009,495)        927,739
                                    -----------     -----------     -----------

Interest Expense
   Demand deposits                       79,910         (53,083)         26,827
   Savings                               39,807         (20,420)         19,487
   Time Deposits                        390,818        (311,630)         79,188
                                    -----------     -----------     -----------
   Total deposits                       510,635        (385,133)        125,502

Other borrowed funds                    118,182         (89,942)         28,240
                                    -----------     -----------     -----------
   Total interest-bearing
     liabilities                        628,817        (475,075)        153,742
                                    -----------     -----------     -----------

Net Interest Earnings               $ 1,308,417     $  (534,420)    $   773,997
                                    ===========     ===========     ===========


                                                2001 Compared to 2000
                                                 Increase (Decrease)
                                                 -------------------
                                      Volume           Rate            Total
                                      ------           ----            -----
Interest Income

Assets:
    Loans (including fees)          $   857,894     $   (60,132)    $   797,762
    Federal funds sold                   53,392         (72,741)        (19,349)
    Investments                         119,264           2,425         121,689
                                    -----------     -----------     -----------
    Total earning assets              1,030,550        (130,448)        900,102
                                    -----------     -----------     -----------

Interest Expense
    Demand deposits                      66,733         (15,050)         51,683
    Savings                              20,787          (2,718)         18,069
    Time Deposits                       532,739         (49,672)        483,067
                                    -----------     -----------     -----------
    Total deposits                      620,259         (67,440)        552,819

Other borrowed funds                      8,016            (444)          7,572
                                    -----------     -----------     -----------
    Total interest-bearing
      liabilities                       628,275         (67,884)        560,391
                                    -----------     -----------     -----------

Net Interest Earnings               $   402,275     $   (62,564)    $   339,711
                                    ===========     ===========     ===========

Note: Volume changes have been determined by multiplying the prior years' average rate by the change in average balances outstanding. The rate change is the difference between the total change and the volume change.

                                                                     SCHEDULE IV

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                          INTEREST SENSITIVITY ANALYSIS

                                       Less than         1 to 5          Over 5
                                        1 Year            Years           Years           Total
                                        ------            -----           -----           -----
Uses of Funds:

Loans:
    Commercial and
      real estate - construction      $ 13,299,978    $  6,299,549    $  3,082,842    $ 22,682,369
    Real estate - mortgage               3,588,957       5,575,412         879,488      10,043,857
    Installment                          2,562,849       1,677,292         150,573       4,390,714
                                      ------------    ------------    ------------    ------------

    Total Loans                         19,451,784      13,552,253       4,112,903      37,116,940

Federal funds sold                       3,520,000                                       3,520,000
Investment securities at cost            3,399,462         399,518                       3,798,980
Investment securities at fair value                                        399,500         399,500
                                      ------------    ------------    ------------    ------------

Total                                 $ 26,371,246    $ 13,951,771    $  4,512,404    $ 44,835,420
                                      ============    ============    ============    ============

Sources of Funds:

Demand Deposits
    Interest bearing                  $  6,803,531    $               $               $  6,803,531
Savings accounts                         3,160,179                                       3,160,179
Time Deposits:
    Under $100,000                       8,727,273       4,019,055                      12,746,328
    Over $100,000                        7,248,873       1,222,629                       8,471,502
                                      ------------    ------------    ------------    ------------

    Total Deposits                      25,939,856       5,241,684                      31,181,540

Federal Funds Purchased                  1,250,439                                       1,250,439
Borrowings                                                 198,000                         198,000
                                      ------------    ------------    ------------    ------------

Total                                 $ 27,190,295    $  5,439,684    $               $ 32,629,979
                                      ------------    ------------    ------------    ------------

Discrete Gap                              (819,049)      8,512,087       4,512,403      12,205,441
Cumulative Gap                            (819,049)      7,693,038      12,205,441

Ratio of Cumulative Gap
    to Total Earning Assets                  (1.83)%         17.16%          27.22%
                                      ============    ============    ============

                                                                      SCHEDULE V

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                            SELECTED LOAN MATURITIES


                                                   Fixed Interest  Variable Interest
                                                       Rates            Rates             Total
                                                       -----            -----             -----
Loans maturing after one year:

    Commercial and real estate construction         $  4,637,786     $  4,744,605      $  9,382,391
                                                    ============     ============      ============


                                    BUSINESS

General

     TransCommunity Bankshares Incorporated ("TransCommunity") is a community bank holding company headquartered in Richmond, Virginia. TransCommunity was formed in March 2001, principally in response to perceived opportunities for serving loan customers and depositors who were left with limited banking choices resulting from the takeovers in recent years of a number of Virginia-based banks by regional bank holding companies. TransCommunity, through its two national bank subsidiaries, Bank of Powhatan, N.A. ("Bank of Powhatan") and Bank of Goochland, N.A. ("Bank of Goochland"), operates a community banking business in the contiguous counties of Powhatan and Goochland, both located on the western side of the Richmond metropolitan area. Bank of Powhatan, with one office in Powhatan County, opened for business in March, 2000. TransCommunity became the holding company for Bank of Powhatan on August 15, 2001, through a statutory share exchange transaction. TransCommunity's newest subsidiary, Bank of Goochland, with one office in Goochland County, opened for business on November 25, 2002. The consolidated financial statements of TransCommunity appearing elsewhere in this prospectus include the operations of Bank of Goochland from November 25, 2002 through December 31, 2002. At December 31, 2002, TransCommunity had, on a consolidated basis, total assets of $51.1 million, total deposits of $36.7 million, total loans of $37.1 million, and total stockholders' equity of $12.5 million.

     TransCommunity is in the process of raising capital through a non-underwritten public offering to capitalize an additional independent, community bank in Louisa County, which is contiguous to Goochland County on the latter's northeastern boundary. This proposed bank, Bank of Louisa, N.A. ("Bank of Louisa"), received preliminary approval from the Comptroller of the Currency in March 2002. In March 2003, because it had not completed the capitalization of Bank of Louisa, TransCommunity withdrew its charter application in order to pursue the establishment of a banking office in Louisa County in a more expeditious manner. TransCommunity will continue to seek approval to establish a subsidiary bank in Louisa County, but final regulatory approvals for the Bank of Louisa will depend on TransCommunity's ability to raise the capital necessary to meet the organizing capital requirements of the Comptroller and the Federal Deposit Insurance Corporation. In the meantime, pending the completion of TransCommunity's efforts to raise the necessary capital to open the Bank of Louisa as an independent bank, it intends to seek to open a branch office of the Bank of Powhatan in Louisa County.

     TransCommunity will also seek to provide certain non-banking services and activities permissible under a holding company structure. Possible activities or services include brokerage services, insurance products and investment advisory services.

Background and Business Strategy

     In the Powhatan, Goochland and Louisa market areas, bank consolidations have been accompanied by the dissolution of local boards of directors and the relocation, or termination, of management and customer service professionals. TransCommunity believes that local industry consolidation has disrupted customer relationships as the larger regional financial institutions increasingly focus on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered through less personalized delivery systems, creating a demand for high quality, personalized services to small and medium-sized businesses and professionals. In addition, consolidation in the local market has created opportunities to attract experienced bankers. Bank acquisitions have dislocated experienced and talented management personnel due to the elimination of redundant functions and the drive to achieve cost savings. As a result of these factors, management believes that TransCommunity, through its subsidiary national banks, has an opportunity to attract targeted banking customers and experienced management personnel within these identified markets.

     TransCommunity, through its subsidiary national banks, is pursuing and will continue to pursue a community banking strategy by offering a broad range of banking products to individuals, professionals and small to medium-sized businesses, with an emphasis on personalized service and local decision-making authority. TransCommunity will undertake to support this strategy by providing back office, product development, marketing, technology, financial and managerial support. The expansion and growth strategy of TransCommunity includes attracting experienced local management teams, who will have significant decision-making authority at the local bank level, and local independent boards of directors consisting of individuals with strong community affiliations and extensive business backgrounds and business development potential in the identified markets.

     TransCommunity seeks to reduce overall operating costs by providing strategic services for its affiliated subsidiaries in three distinct areas. Those areas include start-up development, ongoing operations and financial product and service development. In each of these areas, the resources provided are designated to support the goals of the individual banks as determined by their founders, directors and officers to meet the financial needs of each of the communities that are served.

Bank of Powhatan

     Bank of Powhatan was organized in 1998 and commenced its general banking operations on March 20, 2000, providing services to businesses and individuals in the Powhatan County area.

     Bank of Powhatan is located on the north side of U.S. Route 60, the county's major east-west highway, near Flat Rock in Powhatan County. Upon the completion of Route 288, which will connect I-64 west of Richmond with I-95 south of Richmond, it will be approximately seven miles west of Route 288's interchange with U.S. Route 60.

     At December 31, 2002, Bank of Powhatan had total assets of $41.8 million, total deposits of $34.1 million and total loans of $36.1 million.

     The members of the Board of Directors of Bank of Powhatan are as follows:

John H. Anderson, Jr. Retired. Former Executive Vice President, Jefferson National Bank.

Margaret F. Ball. Retired. Former Secretary and Treasurer, O.W. Ball Lumber Company, Powhatan, VA.

Robert M. Duncan.  President, P.L. Duncan & Sons, Inc., Columbia, VA.

James F. Keller. President and Chief Executive Officer, Bank of Powhatan, N.A., Powhatan, VA.

William E. Maxey, Jr.  Clerk of the Circuit Court, Powhatan County, VA.

Julian C. Metts, Jr. D.D.S. Orthodontist, Cumberland, VA; Director, TransCommunity Bankshares Incorporated.

James L. Minter. Owner, J.L. Minter Electrical Contractor, Inc.; Owner, Swansboro Mechanical, Inc., Richmond, VA; Director, TransCommunity Bankshares Incorporated.

Andrew W. Pryor.  Owner, Hills-Dale Farm, Goochland, VA.

Benjamin L. Salomonsky.  President, Salomonsky & Siverling, PC, Midlothian, VA.

John C. Watkins. Virginia State Senator. President, Watkins Nurseries, Inc., Midlothian, VA; Chairman, Bank of Powhatan, N.A.; Director, TransCommunity Bankshares Incorporated.

George W. Whitlow. Owner, Whitlow Chevrolet, Lexus of Richmond, Whitlow Travel Service, King Pin Lanes, and Fidelity Finance, Richmond, VA.

William C. Wiley. Chairman and Chief Executive Officer, TransCommunity Bankshares Incorporated.

Elwood F. Yates, Jr. Retired. Former Owner, Yates Ford, Inc., Powhatan, VA.

Bank of Goochland

     Bank of Goochland opened its first office for business on November 25, 2002, in a newly renovated leased facility at historic Goochland Courthouse, providing services to businesses and individuals in the Goochland County area.

     The Bank has acquired real estate as a site for its permanent main office at Centerville, on U.S. Route 250. This location is on a heavily traveled route used by Goochland County residents in their commute to and from work in the Richmond area. The location is six miles west of Innsbrook, a significant business community in western Henrico County. The proposed main office will consist of approximately 9,000 square feet and is expected to be open in the fall of 2003. Bank of Goochland contemplates that when it opens its proposed permanent main office location, its existing office at Goochland Courthouse will continue as a branch office facility.

     At March 31, 2003, Bank of Goochland had total assets of $17.1 million, total deposits of $12.5 million and total loans of $4.7 million.

     The members of the Board of Directors of the Bank of Goochland are as follows:

Thomas M. Crowder. Chief Financial Officer and Director, TransCommunity Bankshares Incorporated.

Neil P. Farmer. President, Farmer Properties, Inc., Richmond, VA.

Stan A. Fischer. President, Fischer Business Interiors, Inc., Goochland, VA.

W. Daniel Holly, III. President, Triad Demolition, Inc., Suffolk, VA.

M. Andrew McLean. President and Chief Executive Officer, Bank of Goochland, N.A.

Raymond A. Miller. President, Associated Insurance Systems Service, Inc., Richmond, VA.

Bruce B. Nolte. President and Chief Operating Officer, TransCommunity Bankshares Incorporated.

Lawrence B. Nuckols. Self-employed cattle farmer and real estate developer, Goochland, VA; former owner, Nuckols Exxon, Goochland, VA; former member, Board of Supervisors, Goochland County, VA; Chairman, Bank of Goochland, N.A.; Director, TransCommunity Bankshares Incorporated.

Troy A. Peery, Jr. President, Peery Enterprises, Manakin-Sabot, VA; Director, TransCommunity Bankshares Incorporated.

William H. Talley, III. President, Bill Talley Ford, Inc., Richmond, VA.

Robin Traywick Williams. Chairman, Virginia Racing Commission, Richmond, VA.; Director, TransCommunity Bankshares Incorporated.

The Proposed Bank of Louisa

     TransCommunity has selected an organizing board of directors for Bank of Louisa, and, subject to obtaining the necessary capital through its current offering of common stock, intends to capitalize the Bank with approximately $5 million of equity capital.

     In 2002, TransCommunity acquired a two-acre parcel in the Town of Louisa as a site for the main office of Bank of Louisa.

     The organizing Board of Directors for the Bank of Louisa is as follows:

Dean P. Agee. Retired. Former Clerk of the Circuit Court, Louisa County, VA; Director, TransCommunity Bankshares Incorporated.

Ethan A. Call. President, E & A Call, Inc., Bumpass, VA; former member Board of Supervisors, Louisa County, VA.

Graven W. Craig.  Esquire.  Attorney-at-Law, Louisa, VA.

Richard W. Mayhew. President, Main Street Mortgage and Investment Corporation; Secretary and Treasurer, and Director, TransCommunity Bankshares Incorporated.

David M. Purcell. President, J.S. Purcell Lumber Corporation, Louisa, VA.

John J. Purcell, Jr. Secretary and Treasurer, J.S. Purcell Lumber Corporation, Louisa, VA; former member, Board of Supervisors, Louisa County, VA; Director, TransCommunity Bankshares Incorporated; Chairman, Bank of Louisa, N.A. (proposed).

Olivia H. Ryan. President, Valere Real Estate, Inc., Louisa, VA; President, ORYAN Construction, Inc., Louisa, VA.

Wallace L. Tingler. CPA. President and Chief Executive Officer, William A. Cooke, Inc., Louisa, VA; retired Partner, Tingler & Miller, LLP.

Elizabeth P. Wilson. Retired. Former Teacher, Louisa County, VA; Feature Writer, The Central Virginian, Louisa, VA.

H. Manning Woodward, III. Owner, Woodward Insurance Agency, Louisa, VA.

     In March, 2002, the Comptroller of the Currency granted preliminary charter approval for the Bank of Louisa. In March 2003, because it had not completed the capitalization of the Bank of Louisa, TransCommunity withdrew its charter application in order to pursue the establishment of a banking office in Louisa County in a more expeditious manner. TransCommunity will continue to pursue the establishment of the Bank of Louisa as a separate, wholly-owned subsidiary bank. TransCommunity intends to use a portion of the proceeds from the sale of shares offered by this prospectus to complete the capitalization of Bank of Louisa. In the meantime, TransCommunity intends to apply to the Comptroller of the Currency to open an initial banking office in Louisa County as a branch office of the Bank of Powhatan. If TransCommunity is then successful in raising the approximate $5 million capital required to open a new bank, it intends subsequently to apply to convert the Louisa County branch office into a separate wholly-owned subsidiary bank.

Main Street Mortgage and Investment Corporation

     On January 1, 2001, Bank of Powhatan acquired Main Street Mortgage and Investment Corporation ("Main Street"), a privately-owned mortgage banking company, which it operates as a wholly owned subsidiary. With its main office in western Henrico County, Main Street offers an array of residential and commercial mortgage products through a network of lenders and institutional investors. Main Street also has an office in Lynchburg, Virginia, as well as loan officers on site in each of TransCommunity's subsidiary banks. Main Street has 24 full time employees. During 2002, Main Street originated mortgage loans of approximately $83 million and generated gross revenues of $1.35 million.

     As a mortgage broker, Main Street earns its revenue primarily from fees from lenders for originating loans that meet certain underwriting criteria. It also originates conforming first deed of trust residential loans for sale in the secondary market, as well as, second deed of trust loans, equity lines, and non-conforming residential and commercial real estate loans for sale to institutions and private investors.

Market Areas of the Banks

     TransCommunity's target markets include Powhatan County, Goochland County, and Louisa County. These counties are located to the west and northwest of Richmond, Virginia and commercial centers in these counties range from 15 to 50 miles from downtown Richmond. TransCommunity, with independent banks now operating in two of these three counties, and a new bank proposed in the third, believes it is well positioned geographically between the Richmond, Charlottesville, Roanoke, Lynchburg and Northern Virginia markets. Powhatan and Goochland will be even more closely connected with each other with the opening of the western segments of Route 288 which spans the James River and Powhatan's close proximity to the West Creek commercial and industrial park development in Goochland County will be enhanced. In addition, Louisa provides TransCommunity with a strategic doorway into Northern Virginia as much of the growth in Louisa is derived from that area.

Powhatan County

     Bank of Powhatan was organized in response to the banking trends and the opportunity provided by a past decade of significant growth in Powhatan County and the projections of continued growth. In addition, the county had and still has only two other banks, one being an office of a large regional bank, Wachovia Bank, N.A., and one community bank, Central Virginia Bank.

     The Bank serves a trade area consisting primarily of Powhatan County, Virginia. The town of Powhatan, which is the county seat of Powhatan County, is located approximately 20 miles west of the state capitol of Richmond. The county contains 272 square miles. The county's northern boundary is the James River, and its southern boundary is the Appomattox River. Chesterfield County, among the 25 fastest growing counties in Virginia in terms of population growth, lies to the east and Cumberland County, a more rural county, adjoins Powhatan County on its western boundary.

     The population of Powhatan County in 2001 was estimated by the U.S. Census Bureau to be 23,425, a 4.7% increase over the population of 22,377 estimated in 2000. The population of Powhatan County in 2000 reflects an increase of 7,049, or 46.0% over the 1990 Census of 15,328.

Goochland County

     Goochland County is a growing rural county considered part of the Richmond metropolitan area. Its 289 square miles are located west of Richmond and Henrico County along the northern bank of the James River and south of Interstate 64, in an actively developing area of Central Virginia. As noted, most of Goochland is south of Interstate 64 and its northern boundaries border the counties of Louisa and Hanover.

     In 1998, the U.S. Census Bureau ranked Goochland County 108th of 3,110 U.S. counties by per capita income. Goochland County's per capita income of $32,265 ranked 118.6% above the national average. In 1997, Goochland County ranked 13th in the Commonwealth of Virginia, with adjusted gross income of married couples reported at an average of $57,468, or 119.5% of the State's median.

     Goochland County has sustained consistent population and economic growth over the last decade and this trend is expected to continue or accelerate. The population of Goochland County in 2000 was estimated by the U.S. Census Bureau to be 16,863, an increase of 1.9% annually from the 1990 Census population of 14,163. This reflects a growth rate of 20.4% in the 1980's and 19.1% from 1990 to 2000, more than doubling the state growth rate for both decades. This rate is expected to continue. The Virginia Employment Commission, based on Year 2000 U.S. Census data, projects that Goochland County's population for the year 2010 will be 22,003. However, with the advent of public sewer, the rate of growth could nearly double, pushing population estimates to 30,000 by the year 2015 (Goochland County Comprehensive Plan, 1997).

     Total FDIC-insured bank deposits in the county were approximately $80,000,000 as of June 30, 2002. SouthTrust Bank (an Alabama based bank), formerly known as Commerce Bank of Virginia, and Wachovia each have two locations in Goochland. Both of these banks have branches in Goochland Courthouse and Centerville. The Route 288 extension will intersect with Interstate 64 about three miles east of Centerville. The Commonwealth of Virginia is expecting that Route 288 will be completed in late 2003.

Louisa County

     Louisa County is located in the rolling Central Piedmont region near the heart of Virginia in the prosperous Richmond, Charlottesville, Fredericksburg triangle. The Town of Louisa is the county seat. It is located 50 miles from Richmond, 95 miles from Washington, D.C., 35 miles from Charlottesville and 45 miles from Fredericksburg. Orange and Spotsylvania counties border Louisa County to the north, Hanover County to the east, Goochland County to the south and Fluvanna and Albemarle counties to the west.

     Louisa County is 514 square miles in size. About 10 % of the county is developed as urban, residential or industrial; 71% in natural and planted forest lands; 16% in crop, pasture and open land; and 3% in water bodies, the largest example being Lake Anna which lies in the northeastern section of the county.

     The population of Louisa County in 2000 was approximately 25,627. This reflects an increase of 26.1% from the 1990 population of 20,325, compared to the 11.9% growth rate for the state of Virginia during the same decade. The population growth rate for Louisa County is expected to double that of Virginia as a whole over the next five years. According to the United States Census Bureau, Louisa's population is projected to increase an additional 17.5% from the present level, to over 30,000, by the year 2010.

     There are currently four banking institutions with a total of five offices in Louisa County: Bank of America (1 office), BB&T (1 office), Virginia Community Bank (2 offices) and

Wachovia Bank (1 office). Three offices are located in the town of Louisa and two are in the town of Mineral. Total FDIC-insured deposits in the county were $181,023,000 as of June 30, 1999.

Customers

     Management believes that the bank consolidation in recent years within Virginia provides a significant opportunity to build a successful, locally-oriented financial organization. Management of TransCommunity further believes that many of the larger financial institutions do not emphasize a high level of personalized service to the small and medium-sized commercial, professional or individual retail customers. TransCommunity intends to focus its marketing efforts on attracting small and medium-sized businesses and professionals, such as physicians, accountants and attorneys. Because TransCommunity intends to focus on businesses and professionals, management believes that the majority of its loan portfolio will be in the commercial area with an emphasis placed on originating sound, profitable, commercial and industrial loans secured by real estate, accounts receivable, inventory, property, plant and equipment.

     Management intends to emphasize "relationship banking" in order that each customer will identify and establish a comfort level with bank officers who come to understand their customers' business and financial needs in depth. Management intends to develop its retail business with individuals who appreciate a higher level of personal service, contact with their lending officer and responsive decision-making. It is further expected that most of TransCommunity's business will be developed through the presidents and lending officers of the respective local banks as well as the local boards of directors and by pursuing an aggressive strategy of making calls on customers throughout the market area.

Products and Services

     TransCommunity intends to offer through its subsidiary banks a broad array of banking products and services to its customers. Bank of Powhatan and Bank of Goochland currently provide, and the Bank of Louisa is expected to provide, such products and services as consumer loans, commercial loans, commercial mortgage loans, residential mortgage loans, credit cards and other loans, deposit products, specialized consumer services, telephone and internet banking, and automatic teller machines. TransCommunity intends to evaluate other services such as trust services, brokerage and investment services, insurance, and other permissible activities. Management expects to introduce these services as they become economically viable.

Competition

     Banks generally compete with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Virginia law permits statewide branching by banks. Consequently, commercial banking in Virginia is highly competitive. Many large banking organizations, several of which are controlled by out-of-state holding companies, currently operate in the Richmond, Virginia metropolitan area, and at least one such organization operates offices in

     TransCommunity's targeted market areas. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Legislation enacted in recent years, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services. Furthermore, as a consequence of federal legislation, out-of-state banks not previously allowed to operate in Virginia are allowed to commence operations and compete in TransCommunity's targeted market areas. See "Government Supervision and Regulation--Interstate Banking and Branching."

     Each of the Banks will face competition from other banks, as well as thrift institutions, consumer finance companies, insurance companies and other institutions in the Banks' respective market areas. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Banks. Some of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Banks and offer certain services such as trust banking that the Banks are not expected to provide in the near term. In addition, certain of these competitors have numerous branch offices located throughout the market area surrounding the market areas of the Banks that TransCommunity believes may provide these competitors with an advantage in geographic convenience that the Banks do not have at present. Such competitors may also be in a position to make more effective use of media advertising, support services, and electronic technology than can the Banks.

Legal Proceedings

     In the ordinary course of operations, TransCommunity and the Banks expect to be parties to various legal proceedings. At present, there are no pending or threatened proceedings against TransCommunity or any of the Banks which, if determined adversely, would have a material effect on the business, results of operations, or financial position of TransCommunity or any of the Banks.

Properties

     TransCommunity's headquarters are located in approximately 2800 square feet of leased space at 9025 Forest Hill Avenue, Richmond, Virginia.

     The Bank of Powhatan is located at 2320 Anderson Highway, Powhatan, Virginia. The Bank's building, which is of new construction, is a two-story brick structure, containing approximately 6,000 square feet. It has four teller stations, three drive-through windows and a drive-up ATM and night depository. The Bank owns this property.

     In August, 2002, TransCommunity entered into an agreement with an unrelated third-party to lease a building located at Goochland Courthouse in Goochland County, and containing approximately 1200 square feet, as a temporary main office site for Bank of Goochland.

Following the opening of Bank of Goochland's permanent main office site described below, Bank of Goochland intends to maintain the Goochland Courthouse location as a branch office. The term of this lease is five years, and the amount of the base monthly rent is $1500 per month. The lease agreement contemplates that the lessor will make certain improvements to the exterior of the leased premises, with the costs to be borne by the lessee and amortized over the remaining life of the lease without interest. Effective November 25, 2002, this lease agreement was assigned by TransCommunity to Bank of Goochland upon receipt by that Bank of its national banking charter.

     In February, 2003, TransCommunity purchased from an unrelated third-party for $850,000, approximately two acres, located at the intersection of U.S. Route 250 and State Route 621 in the Centerville area of Goochland County, as a permanent main office location for Bank of Goochland. Included in the purchase price, the contract states that the seller will provide site improvements to the property, which TransCommunity estimates to have value of approximately $150,000, prior to the construction of Bank of Goochland's main office. TransCommunity later transferred this property to Bank of Goochland.

     Main Street leases approximately 3,100 square feet of office space at a modern office building at the intersection of Parham and Three Chopt Roads in western Henrico County.

     In 2002, TransCommunity purchased a two acre parcel in the Town of Louisa as a site for the Bank of Louisa for $200,000. The trustee of the trust that sold this property to TransCommunity is a member of the organizing Board of Directors of the Bank of Louisa. The Board received two independent appraisals regarding the parcel and believes that the terms of the purchase are equal to or better than the terms that might be available for similar property purchased from an unrelated third-party. In connection with this transaction, the seller financed $198,000 at an interest rate of 4.75% with principal and interest due on November 1, 2003.

                                   MANAGEMENT

Directors and Executive Officers of TransCommunity

     Currently, TransCommunity's Board of Directors consists of fifteen directors. The following sets forth certain information regarding
TransCommunity's executive officers and directors as of the date of this prospectus and for previous periods of at least five years. The TransCommunity's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors will be elected each year to serve three-year terms. Executive officers of TransCommunity serve at the discretion of TransCommunity's Board of Directors.

                                                                                   Principal
                                           Director                            Occupation During
Name, Age                                    Since                              Past Five Years
---------                                    -----                              ---------------
Class I Directors            (Serving Until 2005 Annual Meeting)

Richard W. Mayhew, 52                        2001         President, Main Street Mortgage and Investment
                                                          Corporation, Richmond, Virginia; Chief Financial Officer
                                                          (March 2001 - January 2003), Secretary and Treasurer,
                                                          TransCommunity Bankshares Incorporated; Organizing
                                                          director, Bank of Louisa, N.A. (proposed), Louisa, Virginia

James L. Minter, 65                          2000 /(1)/   Owner, J.L. Minter Electrical Contractor, Richmond,
                                                          Virginia; Owner, Swansboro Mechanical, Inc., Richmond,
                                                          Virginia; Chairman, Bank of Powhatan, N.A., Powhatan,
                                                          Virginia

Stuart C. Siegel, 60                         2002         Chairman, S&K Famous Brands, Inc., Richmond, Virginia;
                                                          Director, SunTrust Bank, Central Board, Richmond, Virginia

John C. Watkins, 56                          1998 /(1)/   President, Watkins Nurseries, Inc., Midlothian, Virginia;
                                                          Member, Virginia State Senate; Director, Bank of Powhatan,
                                                          N.A., Powhatan, Virginia

Robin Traywick Williams, 52                  2002         Chairman, Virginia Racing Commission, Richmond, Virginia,
                                                          since 1998; Chief of Staff for Lieutenant Governor of
                                                          Virginia in 2001; Legislative Liaison for Lieutenant
                                                          Governor of Virginia from 1997 to 2000; Director, Bank of
                                                          Goochland, N.A., Goochland, Virginia

Class II Directors           (Serving Until 2003 Annual Meeting)

Thomas M. Crowder, 47                        2001         Chief Financial Officer, TransCommunity Bankshares
                                                          Incorporated since February 3, 2003; prior to that time,
                                                          Executive Vice President, Guilford Company (private
                                                          investment firm), Richmond, Virginia, since 1989;
                                                          Director, Bank of Goochland, N.A., Goochland, Virginia

Julian C. Metts, Jr., 69                     1998 /(1)/   Orthodontist, Cumberland, Virginia; Director, Bank of
                                                          Powhatan, N.A., Powhatan, Virginia

Troy A. Peery, Jr., 56                       2002         President, Peery Enterprises, Manakin-Sabot, Virginia
                                                          since October 1998; President, Heilig-Meyers Company,
                                                          Richmond, Virginia from September 1985 to December
                                                          1998(2); Director, S&K Famous Brands, Inc., Richmond,
                                                          Virginia; Director, Bank of Goochland, N.A., Goochland,
                                                          Virginia

John J. Purcell, Jr., 65                     2001         Secretary and Treasurer, J. S. Purcell Lumber Corporation,
                                                          Louisa, Virginia; former member, Board of Supervisors,
                                                          Louisa County, Virginia; Chairman, organizing board of
                                                          directors, Bank of Louisa, N.A. (proposed), Louisa,
                                                          Virginia


George W. Rimler, 60                         2001         Professor of Management, Virginia Commonwealth University,
                                                          Richmond, Virginia;  Director, Virginia Family Business
                                                          Forum

Class III Directors          (Serving Until 2004 Annual Meeting)

Dean P. Agee, 67                             2001         Retired; Former Clerk of the Circuit Court of Louisa
                                                          County, Virginia; Organizing director, Bank of Louisa,
                                                          N.A. (proposed), Louisa, Virginia

Lawrence B. Nuckols, 62                      2002         Self-employed cattle farmer and real estate developer,
                                                          Goochland, Virginia; former owner, Nuckols Exxon,
                                                          Goochland, Virginia; former member, Board of Supervisors,
                                                          Goochland County, Virginia; Chairman, Bank of Goochland,
                                                          N.A., Goochland, Virginia

John W. Pretlow, Jr., 58                     2001         Owner, John W. Pretlow Insurance Agency, Inc.,
                                                          Richmond, Virginia

John J. Sponski, 63                          2001         Member/Manager, Tre Sorelle, L.L.C., Locust Dale,
                                                          Virginia; Retired, Former Executive Vice President, Bank
                                                          of America Corporation

William C. Wiley, 57                         2000 /(1)/   Chairman and Chief Executive Officer, TransCommunity
                                                          Bankshares Incorporated; Chairman, Bank of Powhatan, N.A.,
                                                          Powhatan, Virginia; Principal Shareholder of DPO Holdings,
                                                          Inc., Richmond, Virginia

(1) Includes term as a director of Bank of Powhatan, N.A. before TransCommunity became the holding company for Bank of Powhatan, N.A.

(2) On August 16, 2000, Heilig-Meyers Company and certain of its subsidiaries (the Company) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code (the Bankruptcy Code). The Company is in possession of its assets, and manages and operates its businesses as debtor-in-possession under the Bankruptcy Code.

     There are no family relationships between any director or executive officer of TransCommunity; however, TransCommunity director John J. Purcell, Jr. is the father of David M. Purcell, a director of Bank of Powhatan. The Board of Directors is not aware of any involvement in legal proceedings which are material to an evaluation of the ability or integrity of any director or person nominated to become a director.

Executive Officers of TransCommunity Who Are Not Directors

Name, Age                          Business Experience Past Five Years
---------                          -----------------------------------
Bruce B. Nolte, 56                 President and Chief Operating Officer of
                                   TransCommunity since June 2001; President of
                                   TransCommunity from May - June 2001;
                                   Executive Vice President and General Counsel
                                   of First Horizon Strategic Alliances, Inc., a
                                   subsidiary of First Tennessee Bank, N.A.,
                                   from July 1995 to May 2001; Director, Bank of
                                   Goochland, N.A., Goochland, Virginia

James F. Keller, 47                President and Chief Executive Officer, Bank
                                   of Powhatan, N.A. since December 7, 2000;
                                   previously, Branch Manager for the Cumberland
                                   office of Wachovia Bank, Cumberland,
                                   Virginia; Director, Bank of Powhatan, N.A.,
                                   Powhatan, Virginia

M. Andrew McLean, 49               President and Chief Executive Officer, Bank
                                   of Goochland, N.A. since October 15, 2001;
                                   previously, Executive Vice President at First
                                   Capital Bank, Glen Allen, Virginia; Director,
                                   Bank of Goochland, N.A., Goochland, Virginia

Security Ownership of Directors and Executive Officers

     The following table sets forth information as of April 15, 2003, regarding the number of shares of TransCommunity common stock beneficially owned by each current director, director nominee and certain executive officers of TransCommunity, and by all current directors, director nominees and executive officers of TransCommunity as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

                                                   Common Stock
                                                   Beneficially
Name                                              Owned (1)(2)(3)  Percentage of Class
----                                              ---------------  -------------------
Dean P. Agee                                           1,000                     *
Thomas M. Crowder                                      5,000                     *
James F. Keller                                       12,767                     *
Richard W. Mayhew                                     10,000                     *
M. Andrew McLean                                       2,100                     *
Julian C. Metts, Jr.                                  18,767                     1.0%
James L. Minter                                       11,450                     *
Bruce B. Nolte                                        26,800                     1.4%
Lawrence B. Nuckols                                   15,100                     *
Troy A. Peery                                          5,000                     *
John W. Pretlow, Jr.                                   1,000                     *
John J. Purcell, Jr.                                   5,000                     *
George W. Rimler                                       8,000                     *
Stuart C. Siegel                                      15,000                     *
John J. Sponski                                        5,250                     *
John C. Watkins                                        5,633                     *
William C. Wiley                                      28,900                     1.5%
Robin Traywick Williams                                3,100                     *

                                                     179,867                     9.5%
All TransCommunity directors and executive
     officers (18 persons)

---------------

* Represents less than one percent (1%) of total outstanding shares of TransCommunity common stock as of April 15, 2003.

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2) Includes shares subject to presently exercisable options or options exercisable within 60 days of April 15, 2003, awarded to directors of Bank of Powhatan, N.A. under TransCommunity's stock option plan, as follows: Mr. Keller--667; Mr. Metts--2,767; Mr. Minter--3,950; Mr. Watkins--2,133; and Mr. Wiley--3,900. The stock option plan of Bank of Powhatan was assumed by TransCommunity on a share-for-share basis in connection with the reorganization whereby Bank of Powhatan became a wholly-owned subsidiary of TransCommunity. Also includes shares subject to presently exercisable options granted to Mr. Wiley (20,000 shares) and Mr. Nolte (14,000 shares) pursuant to their employment agreements with TransCommunity.

(3) Excludes shares subject to options awarded April 15, 2003 (but not exercisable within 60 days of that date) to directors and executive officers as follows: Mr. Agee--1,000; Mr. Crowder--5,000; Mr. Keller--12,000; Mr. Mayhew--12,500; Mr. McLean--3,100; Mr. Metts--16,000;
     Mr. Minter--5,000; Mr. Nolte--12,500; Mr. Nuckols--13,000; Mr.
     Peery--7,500; Mr. Pretlow--1,000; Mr. Purcell--5,000; Mr. Rimler--7,500;
     Mr. Siegel--15,000; Mr. Sponski--7,750; Mr. Watkins--3,500; and Ms. Williams--3,100. Also excludes shares subject to options that are not exercisable within 60 days of April 15, 2003, awarded to Mr. Wiley (10,000 shares) and Mr. Nolte (7,000 shares) pursuant to their employment agreements. All such options vest over time and are exercisable at $10.00 per share.

Security Ownership of Certain Beneficial Owners

      As of the date of this prospectus, no person is known to be the beneficial owner of more than five percent of the issued and outstanding common stock of TransCommunity. One shareholder, TCF Financial Corporation, a bank holding company headquartered in Wayzata, Minnesota, has subscribed for an additional 94,000 shares at a purchase price of $10.00 per share, subject to applicable regulatory approval. If this purchase is completed, TCF will own 169,000 shares, representing approximately 9.2% of TransCommunity's outstanding shares at March 31, 2003 (as adjusted for the sale to TCF and without giving effect to any further sale of shares in the offering made by this prospectus).

Executive Compensation

      The following table shows the cash and non-cash compensation paid to William C. Wiley, Chairman and Chief Executive Officer of TransCommunity, and TransCommunity's next four most highly compensated executive officers during 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                              Long-Term
                                                      Annual Compensation                    Compensation
                                                      -------------------                    ------------
Name and                                                                  Other Annual                            All Other
Principal Position               Year       Salary            Bonus     Compensation/(1)/     Options (#)      Compensation(8)
------------------               ----       ------            -----     -----------------    ------------      ---------------
William C. Wiley                 2002     $140,000           $25,000            --                --                   --
Chairman and Chief Executive     2001     $ 97,375           $25,000            --             5,850 /(3)/             --
   Officer                       2000     $ 53,000 /(2)/         --             --                --                   --

Bruce B. Nolte                   2002     $125,000           $12,500            --                --                $1,860
President and Chief              2001     $ 87,833 /(4)/     $12,500            --                --                $  316
   Operating Officer

Richard W. Mayhew (5)            2002     $120,000             --               --                --                $1,800
President and Chief              2001     $120,000             --               --                --                 $  75
   Executive Officer, Main
   Street Mortgage and
   Investment Corporation

James F. Keller (6)              2002     $110,000             --               --                --                $1,560
President and Chief              2001     $ 85,000           $15,000            --             1,000 /(3)/          $  458
   Executive Officer, Bank       2000     $ 80,000             --               --                --                    --
   of Powhatan

M. Andrew McLean (7)             2002     $110,000           $10,000            --                --                $1,258
President and Chief              2001     $  6,662             --               --                --                    --
   Executive Officer, Bank
   of Goochland

---------------

(1) The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Securities and Exchange Commission did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported in each of the years reported for each executive officer.

(2) During calendar year 2000, Mr. Wiley served as Interim Chief Executive Officer of the Bank of Powhatan, N.A., from July 8, 2000 to December 8, 2000, when a new President and Chief Executive Officer commenced employment.

(3) Mr. Wiley and Mr. Keller were granted options to purchase 5,850 and 1,000 shares, respectively, of Bank of Powhatan, N.A. common stock on May 16, 2001, under the Bank of Powhatan, N.A.'s stock option plan. In connection with the reorganization by which TransCommunity became the holding company for Bank of Powhatan effective August 15, 2001, these options were assumed by TransCommunity and converted into options to purchase an equal number of shares of TransCommunity common stock. The options have an exercise price of $10.00 per share and vest in three equal annual installments as of the first, second and third anniversary of the date of grant.

(4) Represents compensation paid from May 1, 2001, when Mr. Nolte's employment with TransCommunity commenced, through December 31, 2001.

(5) Mr. Mayhew served as Chief Financial Officer of TransCommunity until February 3, 2003. He continues to serve as President and Chief Executive Officer of Main Street Mortgage and Investment Corporation, which is an indirect wholly-owned subsidiary of TransCommunity. Mr.

      Mayhew's salary for 2001 and 2002 was paid by Main Street for Mr. Mayhew's services as an officer of Main Street. Mr. Mayhew drew no compensation from TransCommunity for his services as Chief Financial Officer of TransCommunity.

(6) Mr. Keller became President and Chief Executive Officer of Bank of Powhatan on December 7, 2000. His salary is paid by Bank of Powhatan.

(7) Mr. McLean became President and Chief Executive Officer of Bank of Goochland on October 15, 2001. His salary is paid by Bank of Goochland.

(8)   "All Other Compensation" consists of 401(k) match.

Stock Options

     There were no stock option grants to the named executive officers during 2002.

                       FISCAL YEAR-END OPTION VALUES /(1)/

                              Number of Securities
                             Underlying Unexercised      Value of Unexercised
                                    Options              In-the-Money Options
                                 at FY-End (#)               at FY-End ($)
     Name                  Exercisable/Unexercisable   Exercisable/Unexercisable
     ----                  -------------------------   -------------------------
     William C. Wiley              1,950/3,900/(2)/                  --

     Bruce B. Nolte                         --                       --

     Richard W. Mayhew                      --                       --

     James F. Keller                   333/667                       --

     M. Andrew McLean                       --                       --

(1) None of the above named executive officers exercised stock options during 2002.

(2) See note (3) to the Summary Compensation Table above for information concerning Messrs. Wiley's and Keller's options.

     Stock option grants in 2003 to directors and executive officers are shown in note (3) to the table under "Security Ownership of Directors and Executive Officers" above.

Employment Agreements

     Effective June 27, 2001, TransCommunity and Mr. Wiley entered into an employment agreement under which Mr. Wiley will serve as Chairman of the Board of Directors and Chief Executive Officer of TransCommunity, with the responsibility for performing such services and duties as TransCommunity's Board of Directors may designate, for an annual base salary of $140,000, subject to increase at the discretion of the Board. In addition, the agreement provided for performance bonuses in 2001 and 2002 based on meeting specified performance goals. Mr. Wiley received bonuses of $25,000 for 2001 and 2002 under this provision. Other benefits include term life insurance and health and disability insurance coverage.

     The agreement is for a term of three years. Mr. Wiley serves at the pleasure of TransCommunity's Board of Directors. If, during the term of the agreement, Mr. Wiley's employment is terminated without cause, Mr. Wiley will be entitled to a severance payment equal to his annual salary at that time. The agreement also contains non-competition covenants for a period of one year following termination of Mr. Wiley's employment.

     Mr. Wiley's agreement provides that he will be granted options to purchase 30,000 shares of TransCommunity common stock, subject to adjustment in certain circumstances, at an exercise price of not less than the fair market value at the date of grant. The options vest in three equal annual installments as of December 31, 2001, 2002 and 2003.

     Effective June 27, 2001, TransCommunity and Mr. Nolte also entered into an employment agreement to serve as President and Chief Operating Officer of TransCommunity. The terms of Mr. Nolte's agreement are similar to Mr. Wiley's agreement, except that Mr. Nolte's annual base salary is $124,000, subject to increase at the discretion of the Board. Mr. Nolte's agreement also provided for performance bonuses in 2001 and 2002 based upon meeting specified performance goals. Mr. Nolte received bonuses of $12,500 for 2001 and 2002 under this provision. Mr. Nolte's agreement provides that he will receive options for the purchase of 21,000 shares of common stock, subject to adjustment in certain circumstances, vesting on the same terms as apply to Mr. Wiley.

     The option awards to Messrs. Wiley and Nolte as provided for in their employment agreements were made on April 15, 2003, at an exercise price of $10.00 per share.

     Effective January 1, 2001, MSM Acquisition Co. (now Main Street) and Mr. Mayhew entered into an employment agreement under which Mr. Mayhew will serve as President and Chief Executive Officer of Main Street, with responsibility for performing such services and duties as Main Street's Board of Directors or the Chairman of the Bank of Powhatan may designate, for an annual base salary of $120,000. In addition, the agreement provides for a potential bonus in each of the first seven years of the agreement based on meeting specific performance goals. Mr. Mayhew did not receive a bonus for 2001 or 2002 under this provision. Other benefits include health and disability insurance coverage and other benefits offered to executive employees of TransCommunity, Bank of Powhatan or Main Street.

     The agreement is for a term of five years, with an automatic annual renewal thereafter unless notice of termination is provided 60 days before the end of a term. Mr. Mayhew serves at the pleasure of Main Street. If, during the term of the agreement, Mr. Mayhew's employment is terminated without cause, Mr. Mayhew will be entitled to a severance payment of $60,000. The agreement also contains non-competition covenants for the term of the agreement and until December 31, 2005.

     Effective February 1, 2003, TransCommunity and Mr. Crowder entered into an employment agreement under which Mr. Crowder will serve as the Chief Financial Officer of TransCommunity, with the responsibility for performing such services and duties as TransCommunity's Chief Executive Officer may designate, for an annual base salary of $115,000, subject to increase at the discretion of the Board. In addition, the agreement provided for a signing bonus of $5,000 and a performance bonus if TransCommunity and Mr. Crowder agree to one in writing. Other benefits include term life insurance and health and disability insurance coverage.

     The agreement is for a term of three years. Mr. Crowder serves at the pleasure of TransCommunity's Board of Directors. If, during the term of the agreement, Mr. Crowder's employment is terminated without cause, Mr. Crowder will be entitled to a severance payment equal to his annual salary at that time. If, during the term of the agreement, Mr. Crowder's employment is terminated within one year of a change in control of TransCommunity, Mr. Crowder will be entitled to severance pay equal to three times his annual salary in effect at that time. The agreement also contains non-competition covenants for a period of six months following termination of Mr. Crowder's employment.

     Effective December 18, 2002, Bank of Goochland and Mr. McLean entered into an employment agreement under which Mr. McLean will serve as the President and Chief Executive Officer of Bank of Goochland, with the responsibility for performing such services and duties as the Bank of Goochland's Chairman or Board of Directors may designate, for an annual base salary of $116,000, subject to increase at the discretion of the Board. Other benefits under the agreement include an automobile allowance and health and disability insurance coverage.

     The agreement is for a term of three years, with a two year renewal at the option of Bank of Goochland. Mr. McLean serves at the pleasure of Bank of Goochland's Board of Directors. If, during the term of the agreement, Mr. McLean's employment is terminated without cause, Mr. McLean will be entitled to a severance payment equal to his annual salary in effect at that time. If, during the term of the agreement, Mr. McLean's employment is terminated within one year of a change in control of TransCommunity, Mr. McLean will be entitled to severance pay equal to three times his annual salary in effect at that time. The agreement also contains non-competition covenants for a period of six months following termination of Mr. McLean's employment.

     Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth information as of December 31, 2002, with respect to certain compensation plans under which equity securities of TransCommunity are authorized for issuance.

                      Equity Compensation Plan Information

                                                                                 Number of securities
                                                                                  remaining available
                                 Number of securities                             for future issuance
                                   to be issued upon       Weighted-average          under equity
                                      exercise of         exercise price of       compensation plans
                                 outstanding options,    outstanding options,    (excluding securities
                                  warrants and rights     warrants and rights     reflected in column
Plan Category                             (a)                     (b)                   (a))(c)
Equity compensation plans
   approved by shareholders                  -0-                   N/A                      N/A

Equity compensation plans not
   approved by shareholders /(1)/        45,575 /(1)/            $10.00                  21,425 /(1)/

     Total                               45,575 /(1)/            $10.00                  21,425 /(1)/

(1) All shares shown relate to the 2001 Stock Option Plan. As noted below, the plan was amended in March 2003 to increase the total number of shares issuable under the plan to 330,000. In addition, options for the purchase of 269,800 shares were granted to various directors and employees of TransCommunity, Bank of Powhatan, Bank of Goochland and the organizing directors of Bank of Louisa on April 15, 2003, as detailed in note (3) to the table under "Security Ownership of Directors and Executive Officers" above.

     Stock Option Plan. The Board of Directors of the Bank of Powhatan adopted a stock option plan effective May 8, 2001. The plan was assumed by TransCommunity in connection with the reorganization in which Bank of Powhatan became a wholly-owned subsidiary of TransCommunity. The plan was amended and restated effective December 19, 2001, and was further amended on March 27, 2003, to increase the number of shares available for award and to eliminate limits on annual awards that may be made under the plan. The plan was adopted in order to reward employees and directors for services rendered and investment risks undertaken to date and to provide flexibility to TransCommunity in its ability to motivate, attract, and retain the services of employees and directors of TransCommunity and its subsidiaries upon whose effort the successful conduct of its operation is largely dependent. The plan will expire on May 7, 2011, unless sooner terminated by the Board. To date, options to acquire 315,375 shares have been awarded under the plan.

     The plan is administered by the Compensation Committee of TransCommunity's Board of Directors, which consists entirely of the non-employee directors of TransCommunity's Executive Committee. The Compensation Committee has the power, among others, to determine the employees and directors to whom awards shall be made. In administering the plan, the committee generally has the authority to determine the terms and conditions upon which awards may be made and exercised, but no option will be exercisable in any event after ten years from its grant, to determine terms and provisions of each written agreement evidencing an award, to construe and interpret the plan and the agreements, to establish, amend or waive rules or regulations for the plan's administration, to accelerate the exercisability of any award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the plan. The members of the committee are indemnified by TransCommunity against the reasonable expenses incurred by them, including attorney's fees, in the defense of any action, suit or proceeding, or any appeal therein to which they may be a party by reasons of any action taken or failure to act under the plan.

     The plan provides that options for up to 330,000 shares of TransCommunity's common stock may be issued to employees and directors under the plan. The committee will adjust the number of shares subject to each outstanding award, the exercise price and the aggregate number of shares from which grants or awards may be made in order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by TransCommunity.

     Subject to the terms, conditions and limitations of the plan, the committee may modify, extend or renew outstanding awards, or, if authorized by the Board, accept the surrender of outstanding awards and authorize new awards in substitution therefor, including awards with lower exercise prices or longer terms than the surrendered awards. The committee may also modify any outstanding agreement, provided that no modification may adversely affect the rights or obligations of the recipient without the consent of the recipient.

     The Board of Directors may terminate, amend or modify the plan from time to time in any respect, unless the particular amendment or modification would adversely affect any optionee in which case the consent of the optionee would be required. Any such amendment may be effected without shareholder approval except to the extent that such approval is required by the Internal Revenue Code of 1986, as amended, pursuant to the rules under Section 16 of the Securities Exchange Act of 1934, by any national securities exchange or system on which the stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules or regulations.

     Employees and directors of TransCommunity and any subsidiaries (including any director who is also an employee) who are selected by the committee are eligible for awards under the plan. Such employees include any employee of TransCommunity and any subsidiaries, regardless of title or position. The plan does not limit the number of shares for which options may be granted.

     The exercise price of an award may not be less than 100% of the fair market value of the shares on the award date. Unless the committee determines otherwise, one-third of an award to an employee (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date and may only be exercisable while the employee is employed by TransCommunity or its subsidiaries. Unless the committee determines otherwise, one-third of an award to a director (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date. The full award becomes immediately vested and exercisable if the director's service as a director terminates on account of his death, his retirement in accordance with any company policy on mandatory retirement for directors, his permanent and total disability or his failure to be reelected after requesting to stand for reelection. Unless otherwise provided by the committee, each award becomes vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity's capital falls below its minimum requirements, as determined by its state or federal primary regulator, and TransCommunity's primary federal regulator so directs TransCommunity to require such exercise or forfeiture.

     All options awarded to date have been awarded to various directors and employees of TransCommunity, Bank of Powhatan, Bank of Goochland and the organizing board of directors of Bank of Louisa at an exercise price of $10.00 per share and a term of ten years. Except as otherwise provided in options grants made to Messrs. Wiley and Nolte pursuant to their respective employment agreements, one-third of the options vests annually in each of the first three years. The options will automatically vest in the event of a change of control of TransCommunity other than as a result of a reorganization, as is contemplated in this proxy. The discretionary option awards were made by the Compensation Committee taking into consideration the relative "at risk" capital contributions made to TransCommunity and to Bank of Powhatan to finance their initial organizational stages, attendance at board meetings, committee responsibilities, and efforts to enhance TransCommunity's business with new customers and potential customers.

Interest of Management and Board in Certain Transactions

     Certain directors and officers of TransCommunity and persons with whom they are associated have had, and expect to have in the future, banking transactions with Bank of Powhatan and Bank of Goochland in the ordinary course of their businesses, and expect to have similar transactions with Bank of Louisa once that institution is open for business. In the opinion of management of TransCommunity, all such loans and commitments for loans that have been made to these individuals were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with other persons, were made in the ordinary course of business, and do not involve more than a normal risk of collectibility or present other unfavorable features.

     On January 4, 2001 MSM Acquisition Co. (MSM), a subsidiary of the Bank of Powhatan purchased substantially all the assets of Main Street Mortgage and Investment Corporation from Richard W. Mayhew, who was subsequently elected a Director and Chief Financial Officer of TransCommunity. In addition to a cash payment to Mr. Mayhew of $231,176, MSM issued to Mr. Mayhew a non-interest-bearing note payable for $115,588, which amount was paid January 4, 2002. MSM also issued to Mr. Mayhew a non-interest-bearing note payable for $115,588 due on or after January 30, 2003, contingent upon having earned a certain cumulative profit from operation of the business. That obligation remains outstanding. The Board of Directors of the Bank of Powhatan approved the terms of the purchase.

                      GOVERNMENT SUPERVISION AND REGULATION

     The following discussion sets forth some of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides some specific information relevant to TransCommunity and the Banks. Other laws and regulations that govern various aspects of the operations of banks and bank holding companies are not described herein, although violations of such laws and regulations could result in supervisory enforcement action against TransCommunity or a Bank. The regulatory framework is intended primarily for the protection of depositors and the Federal Deposit Insurance Funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on TransCommunity and the Banks.

General

     As a bank holding company, TransCommunity is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA") and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any additional bank, or merge, or consolidate with another bank holding company without the prior approval of the Federal Reserve.

     The earnings of TransCommunity's subsidiaries, and therefore TransCommunity's earnings, are affected by general economic conditions, management policies and legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the OCC and the FDIC. In addition, federal law governs the activities in which the Banks may engage, the investments they may make and limits the aggregate amount of loans that may be granted to one borrower to 15% of a bank's capital and surplus. Various consumer and compliance laws and regulations also affect the Banks' operations.

     The OCC will conduct regular examinations of the Banks, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, the Banks must furnish the OCC with periodic reports containing a full and accurate statement of its affairs.

Payment of Dividends

     TransCommunity is a legal entity separate and distinct from the Banks. For the near-term future, a significant portion of the revenues of TransCommunity will depend upon dividends or fees paid to TransCommunity by the Banks. Prior regulatory approval is required if the total of all dividends declared by a national bank, including the proposed dividend, in any calendar year will exceed the sum of that bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus.

     Federal law also prohibits national banks from paying dividends that would be greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance for loan losses. That means that each Bank must recover any start-up losses before it may pay a dividend to TransCommunity.

     In addition, TransCommunity and its subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including the requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be unsafe or unsound practice and to prohibit payment thereof. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, TransCommunity is subject to state laws that limit the amount of dividends it can pay. TransCommunity expects that these laws, regulations or policies will materially impact the ability of the Banks and, therefore, TransCommunity to pay dividends in the early years of operations.

Borrowings

     There are also various legal restrictions on the extent to which TransCommunity can borrow or otherwise obtain credit from its banking subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to TransCommunity or non-bank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to TransCommunity and all non-bank subsidiaries in the aggregate, to 20% of such lending bank's capital stock and surplus.

Capital Adequacy

     Under the risk-based capital requirements for bank holding companies, the minimum requirement for the ratio of capital to risk-weighed assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is to be composed of common stockholders' equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital").

     In addition, the Federal Reserve Board has established minimum leverage capital ratio guidelines for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to 3% for bank holding companies that are rated a composite "1" and 4% for all other bank holding companies that meet certain criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing significant growth or that have supervisory, financial, operation or managerial weakness, will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The risk-based capital standards of the OCC and the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank's capital adequacy. OCC and the Federal Reserve also have recently issued additional capital guidelines for bank holding companies that engage in certain trading activities. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

     The Banks' actual and required capital amounts and ratios for the year ended December 31, 2002 are shown in Note 19 of the Notes to TransCommunity's consolidated financial statements included herein.

Support of Subsidiary Banks

     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata, and to the extent necessary, if any such assessment is not paid by any stockholder after three months' notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve policy, TransCommunity is expected to act as a source of financial strength to each of TransCommunity's subsidiary banks and to commit resources to support such institutions in circumstances where it might otherwise choose not to do so absent this policy.

     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of its subsidiary banks. In event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

Prompt Corrective Action

     The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant facts, as established by regulation.

     Federal regulatory authorities have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, the tier 1 capital ratio and the leverage ratio. Under the regulations, an FDIC-insured bank will be: (i) "well capitalized" if it has a total capital ratio of 10% or greater, a tier 1 capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total ratio of 8% or greater, a tier 1 capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances); (iii) "undercapitalized" if it has a total capital ratio of less than 8%, a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than 6%, a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and
(v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

     The FDIC generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized." "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized", and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".

     "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, federal banking regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the FDIC's enforcement powers become more extensive. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has not tangible capital.

FDIC Insurance

     The deposits of Bank of Powhatan and Bank of Goochland are insured by the FDIC up to the limits set forth under applicable law. The deposits of Bank of Powhatan and Bank of Goochland are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. When organized, the Bank of Louisa will be subject to the same assessments. The FDIC uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. Depository institutions insured by the BIF that are "well capitalized", are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .00% to .27% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC.

     An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

     An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     FDIA requires a system of risk-based assessments under which banks that pose a greater risk of loss to the FDIC will be required to pay a higher insurance assessment. The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. The FDIC also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of Bank of Powhatan's or Bank of Goochland's deposit insurance.

Depositor Preference Statute

     Under federal law, deposits and certain federal claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including claims arising out of federal funds transactions and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

Interstate Banking and Branching Legislation

     The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA"), authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable Federal or state law. Virginia enacted early "opt in" laws, permitting interstate bank merger transactions.

Financial Modernization Act of 1999

     The Gramm-Leach-Bliley Financial Modernization Act of 1999 ("GLBA") was enacted on November 12, 1999, and became effective March 11, 2000. The GLBA enables bank holding companies to acquire insurance companies and securities firms and effectively repeals depression-era laws that prohibited the affiliation of banks and other financial services entities under a single holding company.

     Bank holding companies and other types of financial services entities may elect to become financial holding companies under the new law. Financial holding companies are permitted to engage in activities considered financial in nature, as defined in GLBA, and may engage in a substantially broader range of activities than bank holding companies or banks. The GLBA enables financial holding companies to offer virtually any type of financial service, or services incident to financial services, including banking, securities underwriting, insurance underwriting and making merchant banking investments in commercial and financial companies. The new financial services authorized by the GLBA also may be engaged in by a "financial subsidiary" of a national or state bank, with the exception of insurance or annuity underwriting, insurance company portfolio investments, real estate investment and development, and merchant banking, all of which must be conducted under the financial holding company. In addition, the GLBA allows insurers and other financial services companies to acquire banks; removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance an securities operations.

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

     To become a financial holding company, a bank holding company must provide notice to the Federal Reserve Board of its desire to become a financial holding company, and certify to the Federal Reserve Board that each of its bank subsidiaries is "well-capitalized," "well-managed" and has at least a "satisfactory" rating under the CRA.

     The GLBA establishes a system of functional regulation, under which the Federal Reserve Board will regulate the banking activities of financial holding companies and other federal regulators will regulate banks' financial subsidiaries. The Securities and Exchange Commission (the "Commission") will regulate securities activities of financial holding companies and state insurance regulators will regulate their business activities. The GLBA also provides new protections against the transfer and use by financial institutions of consumers' non-public, personal information.

     The GLBA also modifies other current financial laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including TransCommunity, from disclosing nonpublic personal financial information to nonaffiliated third persons unless customers have the opportunity to "opt out" of the disclosure.

Enforcement Powers

     The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject TransCommunity or the Banks, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

Community Reinvestment

     The requirements of the Community Reinvestment Act ("CRA") are applicable to the Banks. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires federal banking agencies to make public a rating of a bank's performance under the

CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed by federal banking agencies in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or thrift or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Consumer Laws and Regulations

     In addition to the laws and regulations discussed herein, the Banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act and the GLBA, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans to or engaging in other types of transactions with such customers.

Other Safety and Soundness Regulations

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or is in default. For example, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the BIF. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

     Federal regulatory authorities also have broad enforcement powers over TransCommunity and the Banks, including the power to impose fines and other civil and criminal penalties, and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors.

Economic and Monetary Polices

     The operations of TransCommunity are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Sarbanes-Oxley Act of 2002

         TransCommunity is subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including the filing of annual, quarterly and other reports with the Securities and Exchange Commission (the "SEC"). As an Exchange Act reporting company, TransCommunity is directly affected by the recently enacted Sarbanes-Oxley Act of 2002 ("SOX"), which is aimed at improving corporate governance and reporting procedures. TransCommunity is already complying with applicable new SEC and other rules and regulations implemented pursuant to the SOX and intends to comply with any applicable rules and regulations implemented in the future. Because the stock of TransCommunity is not listed on any national securities exchange or on the NASDAQ Market System, certain provisions of SOX, and the regulations adopted or to be adopted thereunder, do not currently apply to TransCommunity.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of the material features of the capital stock of TransCommunity is qualified in its entirety by reference to applicable provisions of Virginia law and the Articles of Incorporation (the "Articles") and the Bylaws (the "Bylaws") of TransCommunity, which are exhibits to the Registration Statement on file with the Commission.

Authorized and Outstanding Capital Stock

         The authorized capital stock of TransCommunity consists of 5,000,000 shares of common stock, par value $.01 per share. As of March 31, 2003, there were 1,752,549 shares of common stock issued and outstanding held by approximately 2,800 holders of record.

Common Stock

         The holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and possess exclusively all voting power. The Articles do not provide for cumulative voting for the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by TransCommunity's Board of Directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of TransCommunity available for distribution to such holders. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Certain Provisions of TransCommunity's Articles of Incorporation and Bylaws

         The Articles and Bylaws contain provisions that may have the effect of delaying or preventing a change in control of TransCommunity. The Articles and Bylaws provide: (i) that the Board of Directors shall be divided into three classes and at each annual meeting of shareholders thereafter one class shall be elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of TransCommunity's outstanding voting stock; (iii) that a vacancy on the Board shall be filled by the remaining directors; and (iv) that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer or by the Board of Directors and may not be called by the shareholders. The Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director.

         The Articles also require that any amendment to the Articles or any merger or share exchange to which TransCommunity is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of TransCommunity's property, other than in the usual and regular course of business, must be approved by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on such amendment or transaction; provided, however, that if such amendment or transaction is approved by less than two-thirds of TransCommunity's Directors, holders of more than 80% of the issued and outstanding shares of TransCommunity's common stock must vote in favor of such amendment or transaction.

Affiliated Transactions

         The Virginia Stock Corporation Act (the "Virginia Act") contains provisions governing "Affiliated Transactions" designed to deter certain coercive two-tier takeovers of Virginia corporations. Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an "Interested Shareholder" (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder (i) who was an Interested Shareholder on the date the corporation first became subject to the provisions of the Virginia Act governing Affiliated Transactions by virtue of its having 300 shareholders of record or (ii) whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

         In addition, the Affiliated Transactions provisions provide that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. TransCommunity has not adopted such an amendment.

Control Share Acquisitions

         The Virginia Act contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. If the acquiring person's shares are not accorded voting rights (or if no request for a special meeting is made by an acquiror), the corporation may, if authorized by its charter and bylaws prior to the control share acquisition, purchase the acquiring person's shares at their cost to the acquiring person. If voting rights are approved and the acquiring person controls 50% or more of the voting power, all shareholders other than the acquiring person have dissenters' rights which enable them to receive the "fair value" of their shares. "Fair value" is not less than the highest price paid in the control share acquisition. The provisions of the Virginia Act relating to control share acquisitions are inapplicable to a corporation until it has more than 300 shareholders. The Virginia Act permits corporations to opt-out of its provisions by adopting a bylaw or charter provision prior to a control share acquisition stating that the control share provisions of the Virginia Act shall not apply. TransCommunity's Bylaws contain a provision opting-out of the control share provisions of the Virginia Act.

Liability and Indemnification of Directors and Officers

         As permitted by the Virginia Act, the Articles contain provisions which indemnify directors and officers of TransCommunity to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to TransCommunity or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of TransCommunity or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         In addition, the Articles provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. TransCommunity has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

Transfer Agent and Registrar

         Registrar and Transfer Company, Cranford, New Jersey, serves as transfer agent and registrar for TransCommunity's common stock.

Shares Eligible for Future Sale

         All of the shares issued in the offering will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless owned by an affiliate of TransCommunity. An affiliate of an issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All directors and executive officers of TransCommunity will likely be deemed to be affiliates. See "Management--Ownership of the Common Stock." Shares held by affiliates may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.

         In general, under Rule 144 any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent (1%) the then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of TransCommunity is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by affiliates will continue to be subject to the volume and manner of sale limitations.

         No prediction can be made of the effect, if any, that future sales of shares of common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                                  LEGAL OPINION

         Certain legal matters in connection with the common stock offered hereby are being passed upon for TransCommunity by Troutman Sanders LLP, Richmond, Virginia.

                                     EXPERTS

         The financial statements of TransCommunity as of and for the periods ended December 31, 2001 and 2002 have been included in this prospectus in reliance on the report of S.B. Hoover and Company, L.L.P., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         TransCommunity has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. For further information with respect to TransCommunity and the common stock offered by this prospectus, reference is made to the Registration Statement and the exhibits filed as a part thereof. The Registration Statement, including exhibits, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional office located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or part of the Registration Statement may be obtained from the Commission's principal office in Washington, D.C. upon payment of the prescribed fees. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         Prior to the reorganization through which Bank of Powhatan became a wholly-owned subsidiary of TransCommunity, Bank of Powhatan was subject to the informational reporting requirements of the rules and regulations of the Office of the Comptroller of the Currency. Pursuant to these reporting requirements, including the Securities Exchange Act of 1934 as adopted by the OCC, the bank filed its quarterly reports on Form 10-QSB and its annual report on Form 10-KSB for the year ended December 31, 2000, with the OCC. The OCC maintains a public reference room at Independence Square, 250 E Street, SW, Washington, D.C. 20219, and copies may be obtained from the OCC at prescribed rates or by calling the OCC at (202) 874-5000. The OCC also maintains a web site that contains useful information. The address of the OCC web site is http://www.occ.treas.gov/.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page

Independent Auditors' Report                                             F-1

Consolidated Statements of Financial Condition                           F-2
   as of December 31, 2002 and 2001

Consolidated Statements of Income - Years Ended                          F-3
   December 31, 2002 and 2001

Consolidated Statements of Stockholders' Equity - Years                  F-4
   Ended December 31, 2002 and 2001

Consolidated Statements of Cash Flows - Years Ended                      F-5
   December 31, 2002 and 2001

Notes to Consolidated Financial Statements                               F-6

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TransCommunity Bankshares Incorporated
Richmond, Virginia

We have audited the consolidated statements of financial condition of TransCommunity Bankshares Incorporated as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransCommunity Bankshares Incorporated as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

                                    /s/ S. B. Hoover & Company, L.L.P.



January 24, 2003
Harrisonburg, Virginia

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2002 AND 2001

ASSETS                                                2002         2001
Cash and due from banks (Note 3)                 $ 3,447,473    $   941,995
Federal funds sold                                 3,520,000        485,000
                                                  ----------     ----------

   Total Cash and Cash Equivalents                 6,967,473      1,426,995

Securities available-for-sale, at fair
   value (Note 4)                                    399,500      1,492,847
Securities held to maturity (fair value
   of $3,798,997
   in 2002 and $7,662,446 in 2001) (Note 4)        3,798,980      7,699,217

Loans receivable (Note 5 & 14)                    37,116,940     15,396,755
   Allowance for loan losses (Note 6)               (462,200)      (235,000)
                                                  ----------     ----------

   Net Loans                                      36,654,740     15,161,755

Premises and equipment, net (Note 7)               2,246,242      1,908,025
Federal Reserve Bank stock (restricted) (Note 4)     357,300        201,300
Other assets (Note 17)                               698,670        710,228
                                                  ----------     ----------

   Total Assets                                  $51,122,905    $28,600,367
                                                  ==========     ==========

LIABILITIES

Deposits:
   Demand deposits:
      Noninterest bearing                        $ 5,530,727    $ 4,137,943
      Interest bearing                             6,803,531      2,355,015
   Savings deposits                                3,160,180      1,538,786
   Other time deposits (Note 8)                   21,217,830     13,554,427
                                                  ----------     ----------

   Total Deposits                                 36,712,268     21,586,171

Federal funds purchased                            1,250,439
Notes payable (Note 9)                               198,000        115,588
Accrued interest payable                              77,254         72,263
Accrued expenses and other liabilities               414,164        306,312
                                                  ----------     ----------

   Total Liabilities                              38,652,125     22,080,334
                                                  ----------     ----------


STOCKHOLDERS' EQUITY (Notes 10, 11, 18 & 19)

Common stock subscriptions                                          803,800
Expenses of current stock offering                  (588,335)      (217,189)
Common stock (5,000,000 shares authorized)
   1,605,249 and 772,586 shares issued
   and outstanding
   $.01 par value                                     16,052          7,726
Paid-in-surplus                                   15,831,921      7,523,617
Accumulated deficit                               (2,788,358)    (1,591,705)
Accumulated other comprehensive loss                    (500)        (6,216)
                                                  ----------     ----------

   Total Stockholders' Equity                     12,470,780      6,520,033
                                                  ----------     ----------

   Total Liabilities and Stockholders' Equity    $51,122,905    $28,600,367
                                                  ==========     ==========

  The accompanying notes are an integral part of these financial statements.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                       2002         2001
INTEREST AND DIVIDEND INCOME

   Loans, including fees                          $2,077,370    $  875,307
   Federal funds sold                                 12,202       113,440
   Debt securities                                   202,701       376,697
   Dividends                                          12,988        12,078
                                                   ---------     ---------

   Total Interest and Dividend Income              2,305,261     1,377,522
                                                   ---------     ---------

INTEREST EXPENSE

   Deposits
      Demand                                          90,421        63,594
      Savings                                         41,590        22,103
      Time deposits below $100,000                   425,282       398,023
      Time deposits above $100,000                   161,940       110,011
   Other borrowed funds                               37,784         9,544
                                                   ---------     ---------

   Total Interest Expense                            757,017       603,275
                                                   ---------     ---------

NET INTEREST INCOME                                1,548,244       774,247

PROVISION FOR LOAN LOSSES (Note 6)                   227,200       197,000
                                                   ---------     ---------

   Net Interest Income after Provision
      for Loan Losses                              1,321,044       577,247
                                                   ---------     ---------

NONINTEREST INCOME
   Bank service charges and fees                     152,645       133,302
   Commissions and fees from loan originations     1,353,920       861,508
                                                   ---------     ---------

   Total Noninterest Income                        1,506,565       994,810
                                                   ---------     ---------

NONINTEREST EXPENSES
   Salaries and employee benefits (Notes 19 & 20)  2,311,269     1,616,179
   Occupancy expenses                                208,918       124,199
   Equipment expenses                                283,929       178,598
   Other operating expenses (Note 24)              1,220,146     1,051,555
                                                   ---------     ---------

   Total Noninterest Expenses                      4,024,262     2,970,531
                                                   ---------     ---------

NET LOSS                                         $(1,196,653)  $(1,398,474)
                                                   =========     =========

   Net Loss Per Share Basic and Diluted          $     (1.05)  $     (2.06)
                                                   =========     =========

   Weighted Average Shares Outstanding             1,143,262       679,784
                                                   =========     =========

  The accompanying notes are an integral part of these financial statements.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                         Accumulated
                          Shares of   Common        Expenses of                                             Other          Total
                           Common      Stock          Current       Common      Paid in    Accumulated  Comprehensive  Stockholders'
                            Stock   Subscriptions  Stock Offering    Stock      Surplus      Deficit    Income (Loss)      Equity
                          --------  -------------  -------------- ----------    -------    -----------  --------------    --------
Balance, December 31,
  2000                     670,836   $             $              $1,677,090  $ 4,936,918   $ (193,231) $               $6,420,777

Common shares
  subscribed by
  organizing directors
  and officers                        1,026,500                                                                          1,026,500
Expenses incurred by
  organizers prior to
  incorporation                        (110,165)                                                                          (110,165)
Common shares issued to
  organizing
  directors and officers   102,650     (916,335)                       1,027      915,308


Comprehensive Loss

Net Loss                                                                                    (1,398,474)                 (1,398,474)
Unrealized loss on
  securities available
  for sale                                                                                                  (6,216)         (6,216)
                                                                                                                        ----------

  Total comprehensive
     loss                                                                                                               (1,404,690)
Sale of common stock by
  Bank to director             100                                       250          750                                    1,000
Exchange of
  TransCommunity common
  stock for Bank of
  Powhatan, N.A. common
  stock                     (1,000)                               (1,670,641)   1,670,641
Expenses of current
  stock offering                                       (217,189)                                                          (217,189)
Common stock subscribed                 803,800                                                                            803,800
                         ---------    ---------       ----------  ----------   ----------   ----------      ------      ----------


Balance, December 31,
  2001                     772,586      803,800        (217,189)       7,726    7,523,617   (1,591,705)     (6,216)      6,520,033


Comprehensive Loss

Net Loss                                                                                    (1,196,653)                 (1,196,653)
Unrealized gain on
  securities available
  for sale                                                                                                   5,716           5,716

  Total comprehensive
    loss                                                                                                                (1,190,937)
Common stock
  subscriptions received              7,522,830                                                                          7,522,830
Common stock issued        832,663   (8,326,630)                       8,326    8,318,304
Payment to dissenting
  shareholder                                                                     (10,000)                                 (10,000)
Expenses of current
  stock offerin                                        (371,146)                                                          (371,146)
                         ---------    ---------       ----------  ----------   ----------   ----------      ------      ----------

Balance, December 31,
  2002                   1,605,249   $       -      $  (588,335)  $   16,052  $15,831,921  $(2,788,358)  $    (500)    $12,470,780
                         =========    =========       ==========  ==========   ==========   ==========      ======     ==========

  The accompanying notes are an integral part of these financial statements.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                      2002        2001
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                      $(1,196,653)  $(1,398,474)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
      Depreciation and amortization                  214,253       153,859
      Provision for loan losses                      227,200       197,000
      Loss on disposition of property and
         equipment                                    10,399
      Accretion income                                (3,662)      (44,496)
      Net change in:
         Other assets                                 11,558      (208,395)
         Accrued interest payable                      4,991        59,046
         Accrued expenses and other liabilities       47,373       263,444
                                                  ----------    ----------

   Net Cash Used in Operating Activities            (684,541)     (978,016)
                                                  ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                         (21,720,185)  (12,401,760)
   Purchase of securities held-to-maturity        (3,400,000)  (20,141,661)
   Purchase of securities available-for-sale                    (1,499,063)
   Purchase of Federal Reserve Bank stock           (156,000)
   Proceeds from maturities of securities
      held-to-maturity                             8,402,962    18,850,000
   Purchase of Main Street Mortgage and
      Investment Corporation                                      (231,176)
   Proceeds from sale of property                     30,000
   Payments for the purchase of property            (394,869)   (1,177,784)
                                                  ----------    ----------

   Net Cash Used in Investing Activities         (17,238,092)  (16,601,444)
                                                  -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Federal funds purchased                         1,250,439
   Proceeds from common stock subscriptions        7,522,830     1,720,135
   Payment to dissenting shareholder                 (10,000)
   Curtailment of note payable                      (115,588)
   Net change in:
      Demand deposits                              5,841,300     4,305,818
      Savings deposits                             1,621,394     1,259,265
      Time deposits                                7,663,403    11,041,680
   Costs associated with stock offering             (310,667)     (205,318)
   Proceeds from the sale of common stock                            1,000
                                                  ----------    ----------

   Net Cash Provided by Financing Activities      23,463,111    18,122,580
                                                  ----------    ----------

   Net increase in cash and cash equivalents       5,540,478       543,120

Cash and Cash Equivalents, Beginning of Year       1,426,995       883,875
                                                  ----------    ----------

Cash and Cash Equivalents, End of Year           $ 6,967,473   $ 1,426,995
                                                  ==========    ==========

  The accompanying notes are an integral part of these financial statements.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   REORGANIZATION:

         TransCommunity Bankshares Incorporated ("TransCommunity") was organized in March, 2001. Effective August 15, 2001, TransCommunity became a bank holding company for Bank of Powhatan, N.A. ("the Bank"), pursuant to a plan of reorganization ("Plan" or "Reorganization") whereby the shareholders of the Bank exchanged their common stock for common stock of TransCommunity, and the Bank became a wholly owned subsidiary of TransCommunity. The Reorganization was accounted for on a pooling of interest basis. On January 1, 2001, the Bank purchased Main Street Mortgage and Investment Corporation ("Main Street") which became a wholly owned subsidiary of the Bank. The accompanying financial statements reflect the transactions of the Bank and Main Street for the years 2002 and 2001, and of TransCommunity since its inception on March 16, 2001.

         The revenue and net loss for each of the companies from January 1, 2001 until August 15, 2001 is shown in the following schedule:

                                             Revenue    Net Loss

            TransCommunity                $      -0-  $(375,846)
            Bank and Main Street            768,407    (321,012)
                                           --------    --------
               Total                      $ 768,407   $(696,858)
                                           ========    ========


NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Nature of Operations - TransCommunity is a bank holding company whose principal activity is the formation, ownership and operation of independently managed community banks. TransCommunity's subsidiary, the Bank of Powhatan, N.A. was organized and incorporated as a national banking association on October 14, 1999. Bank of Powhatan, N.A. commenced operations on March 20, 2000. TransCommunity's newest subsidiary, Bank of Goochland, N.A. was organized and incorporated during 2002, and commenced operations on November 25, 2002. As nationally chartered banks, TransCommunity's subsidiary Banks are subject to regulation by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. The Banks provide general banking services to individuals, small and medium-size businesses and the professional communities of Powhatan, Amelia, and Goochland Counties and surrounding areas. Main Street Mortgage and Investment Corporation ("Main Street"), a wholly owned subsidiary of the Bank of Powhatan, N.A., originates commercial and residential real estate loans for investors.

         Consolidation Policy - The consolidated financial statements include TransCommunity, Bank of Powhatan, N.A., Bank of Goochland, N.A. and Main Street. All significant intercompany balances and transactions have been eliminated.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. A material estimate that is particularly susceptible to significant changes is the determination of the allowance for loan losses, which is sensitive to changes in local economic conditions.

         Investment Securities - Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the effective interest method over the period to maturity. Securities not intended to be held to maturity are classified as available for sale and carried at fair value.

                         TRANSCOMMUNITY BANKSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         Loans and Allowance for Loan Losses - Loans are carried on the balance sheet net of the allowance for loan losses. Interest, fees and costs related to loans are recognized over the lives of the related loans using the effective interest method. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the interest income recognized will not be collected.

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is evaluated on a regular basis by management. It is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, since it requires estimates that are susceptible to significant revision as more information becomes available.

         Premises and Equipment - Land, buildings and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

         Advertising Cost - Advertising costs are expensed in the period incurred.

         Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

         Cash and Cash Equivalents - Cash and cash equivalents as used in the cash flow statements include cash and due from banks and federal funds sold.

NOTE 3   DEPOSITS IN AND FEDERAL FUNDS SOLD TO BANKS:

         TransCommunity had cash on deposit and federal funds sold to other commercial banks amounting to $6,669,997 and $1,222,055 at December 31, 2002 and 2001, respectively. Deposit amounts at other commercial banks may, at times, exceed federally insured limits.

NOTE 4   INVESTMENTS SECURITIES:

         The amortized cost and estimated fair value of securities are as follows:

                                              Gross       Gross
                                 Amortized Unrealized  Unrealized   Fair
                                   Cost       Gains      Losses     Value
         Securities Available for Sale
         December 31, 2002

         U.S. Agency discount
            note                $ 400,000   $        $   (500) $  399,500
                                 ========    ======   =======   =========

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4   INVESTMENTS SECURITIES (CONTINUED):

         Securities Held to Maturity
         December 31, 2002

                                              Gross      Gross
                                 Amortized Unrealized Unrealized    Fair
                                   Cost       Gains     Losses     Value

         U.S. Agency discount
            notes               $3,398,980  $    83   $    (66) $3,398,997
         U.S. Agency notes         400,000                         400,000
                                 ---------   ------    -------   ---------

         Total Securities Held
            to Maturity         $3,798,980  $    83   $    (66) $3,798,997
                                 =========   ======    =======   =========

                                              Gross      Gross
                                 Amortized Unrealized Unrealized    Fair
                                    Cost      Gains     Losses     Value

         Securities Available
         for Sale
         December 31, 2001

         U.S. Agency note       $1,499,063  $         $ (6,216) $1,492,847
                                 =========   ======    =======   =========

         Securities Held to Maturity
         December 31, 2001

                                              Gross      Gross
                                 Amortized Unrealized  Unrealized   Fair
                                    Cost      Gains      Losses    Value

         U.S. Agency discount
            notes               $2,499,842  $         $   (466) $2,499,376
         U.S. Agency notes       5,199,375   15,680    (20,735)  5,194,320
                                 ---------   ------    -------   ---------

         Total Securities Held
            to Maturity         $7,699,217  $15,680   $(21,201) $7,693,696
                                 =========   ======    =======   =========

         The amortized cost and fair value of investment securities at December 31, 2002, by contractual maturity, are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Weighted
                                           Amortized     Fair     Average
                                              Cost       Value     Yield
                                             ------      -----    -------
         Securities Available for Sale
         -----------------------------
         Due after five years
            through ten years             $  400,000  $  399,500    2.43%
                                           =========   =========    ====

         Securities Held to Maturity
         Due within one year              $3,398,980  $3,398,997    1.26%
         Due after one year through
            five years                       400,000     400,000    3.50%
                                           ---------   ---------    ----

            Total                         $3,798,980  $3,798,997    4.34%
                                           =========   =========    ====

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4   INVESTMENTS SECURITIES (CONTINUED):

         The carrying amount (which approximates fair value) of securities pledged by the Banks to secure deposits and for other purposes amounted to $599,298 at December 31, 2002.

         There were no holdings totaling more than 10% of stockholders' equity with any issuer as of December 31, 2002 and 2001.

         As nationally chartered banks, TransCommunity's subsidiary Banks are required to hold stock in the Federal Reserve Bank. The investment in Federal Reserve Bank stock is recorded at cost of $357,300 and $201,300 as of December 31, 2002 and 2001.

NOTE 5   LOANS:

         Loans receivable outstanding at December 31, are summarized as follows:

                                                       2002        2001

         Commercial, financial and agricultural   $15,653,940  $  8,446,755
         Real estate - construction                 6,379,000     1,207,000
         Real estate - mortgage                     8,320,000     2,865,000
         Installment loans to individuals           6,375,000     2,878,000
                                                   ----------   -----------

            Total Loans                            37,116,940    15,396,755
            Allowance for loan losses                (462,200)     (235,000)
                                                   ----------   -----------

            Net Loans Receivable                  $36,654,740  $ 15,161,755
                                                   ==========   ===========


NOTE 6   ALLOWANCE FOR LOAN LOSSES:

         A summary of the changes in the allowance for the loan losses is shown in the following schedule:

                                                       2002        2001

         Balance, beginning of year                $  235,000  $   38,000
         Provision charged to operating expenses      227,200     197,000
                                                    ---------   ---------

         Balance, End of Year                      $  462,200  $  235,000
                                                    =========   =========

         Percentage of Loans                           1.26%       1.53%

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7   PREMISES AND EQUIPMENT:

         Premises and equipment at December 31, are summarized as follows:

                                                       2002        2001

         Land and land improvements                $  626,236  $  363,919
         Buildings                                    843,975     840,281
         Furniture and equipment                    1,077,850     849,159
         Construction in progress                     101,777      48,848
                                                    ---------   ---------

                                                    2,649,838   2,102,207
            Less accumulated depreciation            (403,596)   (194,182)
                                                    ---------   ---------

            Premises and Equipment                 $2,246,242  $1,908,025
                                                    =========   =========

         The depreciation expense on premises and equipment for 2002 and 2001 was $214,253 and $153,859, respectively.

NOTE 8   DEPOSITS:

         The aggregate amount of time deposits with a minimum denomination of $100,000 was $8,471,502 and $3,712,940 at December 31, 2002 and
         December 2001, respectively.

         At December 31, the scheduled maturities of certificates of deposit are as follows:

                                                      2002        2001

         Less than three months                   $6,614,492   $ 4,663,331
         Over three months through six months      4,127,631     2,095,237
         Over six months through twelve months     5,234,023     3,028,606
         Over twelve months                        5,241,684     3,767,253
                                                  ----------    ----------

            Total                                $21,217,830   $13,554,427
                                                  ==========    ==========

NOTE 9   NOTES PAYABLE:

         During 2002, TransCommunity purchased property in the Town of Louisa, Virginia as a site for the Bank of Louisa, N.A. (In Organization). This property was purchased from a Trust for a price of $200,000. The Trustee of the Trust is a member of the Board of Directors of the Bank of Louisa, N.A. (In Organization). In connection with this purchase, the TransCommunity Board of Directors received two independent appraisals of the property, and is of the opinion that the terms of the purchase agreement are equal to or better than the terms that might be available for similar property purchased from an unrelated third-party. In connection with this purchase, the seller financed $198,000 at an interest rate of 4.75% with principal and interest due on November 1, 2003.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10  CAPITAL STOCK:

         Effective March 30, 2000, Bank of Powhatan, N.A. issued 670,836 shares of common stock. In 2001, an additional 100 shares were sold to an officer of the bank resulting in 670,936 shares outstanding. Effective August 15, 2001, Bank of Powhatan, N.A.'s common stock (except for 1,000 shares held by a dissenting shareholder) was exchanged for 669,936 shares of TransCommunity common stock on a one for one basis. During the first quarter of 2002, TransCommunity acquired the 1,000 shares of Bank of Powhatan common stock held by the dissenting shareholder for $10,000.

         Over the period 2000 - 2001, the organizing directors of TransCommunity, Bank of Goochland, N.A. and Bank of Louisa, N.A. (in organization) subscribed to 102,650 shares of common stock at $10.00 per share. $110,165 of the subscription proceeds of $1,026,500 was used to pay organizational expenses incurred prior to the incorporation of TransCommunity.

         In September, 2001, TransCommunity began offering 1,500,000 shares of common stock to the public for sale at $10.00 per share. During 2002, pursuant to this offering, TransCommunity issued 832,663 shares of stock for $10 per share. TransCommunity has incurred total costs relating to raising capital in the amount of $588,335. Of these costs, $371,146 was incurred during 2002. These transactions resulted in 1,605,249 shares being issued and outstanding as of December 31, 2002.

NOTE 11  DIVIDEND LIMITATIONS ON SUBSIDIARY BANKS:

         The principal source of funds of TransCommunity will be dividends paid by its subsidiary Banks. Dividends paid by the Banks are limited by banking regulations and retained earnings. Approval of the Comptroller of the Currency is required if the dividends declared by a national bank, in any year, exceed the sum of (1) net income for the current year and (2) income net of dividends for the preceding two years. As of December 31, 2002, the Banks had an accumulated deficit of $889,835 and therefore no amount was available for dividends.

NOTE 12  INCOME TAXES:

         The components of income tax expense (benefit) are as follows:

                                                         December 31,
                                                       2002        2001

         Current benefit                           $       --  $  (18,612)
         Deferred expense                                  --      18,612
                                                    ---------   ---------

            Net Federal Income Tax Expense         $       --  $       --
                                                    =========   =========

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12  INCOME TAXES (CONTINUED):



         The deferred tax effects of temporary differences are as follows:


                                                         December 31,
                                                       2002        2001

         Provision for loan losses                 $  (65,616) $  (57,715)
         Organization and start-up costs
            capitalized                                          (118,204)
         Amortization of organization and
            start-up costs                             53,624      22,439
         Goodwill                                       7,274          --
         Depreciation                                  45,833      23,275
         Accrual to cash adjustment                                (9,319)
         Charitable contribution carryover               (719)     (2,231)
         Net operating loss carryforward             (427,411)   (285,748)
                                                    ---------   ---------

                                                     (387,015)   (427,503)
                                                    ---------   ---------

         Increase in valuation allowance              387,015     446,115
                                                    ---------   ---------
         Deferred Income Tax Expense               $       --  $   18,612
                                                    =========   =========

         At December 31, 2002 and 2001, TransCommunity generated net operating losses of $1,257,091 and $840,435, respectively, which may be carried forward for twenty years. At this time there is insufficient evidence to conclude that TransCommunity will produce taxable income in the future against which deductible temporary differences can be utilized. The deferred tax benefit recognized, at December 31, 2001, was limited to $18,612, the amount recoverable from net operating losses incurred after December 31, 2000. The deferred tax benefit recognized, at December 31, 2002 and 2001, is fully offset by a valuation allowance.

         The components of the net deferred tax asset at December 31 are as follows:

                                                      2002        2001

         Deferred tax assets:
            Allowance for loan losses              $  133,087  $   67,471
            Organization and start-up costs           143,135     196,759
            Charitable contribution carryover           3,464       2,745
            Net operating loss carryforward           713,159     285,748
                                                    ---------   ---------

            Total Deferred Tax Asset                  992,845     552,723
            Less:  Valuation allowance               (911,793)   (524,778)
                                                    ---------   ---------

                                                       81,052      27,945

         Deferred tax liabilities:
            Goodwill                                    7,274          --
            Depreciation                               73,778      27,945
                                                    ---------   ---------

                                                       81,052      27,945

            Net Deferred Tax Asset                 $       --  $       --
                                                    =========   =========

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12  INCOME TAXES (CONTINUED):


         The following table summarizes the differences between the actual income tax expense and the amounts computed using the federal statutory tax rates:

                                                       2002        2001

         Income tax benefit at the applicable
            federal rate                           $  406,862  $  475,481
         Increase in valuation allowance for
            deferred taxes                           (387,015)   (446,509)
         Nondeductible expenses                       (15,285)    (28,077)
         Other                                         (4,562)       (895)
                                                    ---------   ---------

            Income Tax Expense                     $       --  $       --
                                                    =========   =========


NOTE 13  RELATED PARTY TRANSACTIONS:

         During 2002, officers, directors (and companies controlled by them) were customers of and had transactions with TransCommunity's subsidiary Banks in the normal course of business. These loan and deposit transactions were made on substantially the same terms as those prevailing for other customers and did not involve an abnormal risk.

         Mr. Wiley, TransCommunity's Chairman and Chief Executive Officer, is also majority shareholder of DPO Holdings, Inc. ("DPO"), a privately held consulting and management corporation. DPO has provided certain consulting services to TransCommunity's organizers and TransCommunity since its inception.

         On June 2, 2001, TransCommunity entered into an agreement with DPO to provide the following consulting services: assistance with the applications for the proposed new banks, accounting services, coordination of all administrative aspects of the securities offering, and assistance with the development of a strategic business plan, web sites, internet banking, and non-banking products and services to be offered by TransCommunity and its affiliates. Payments of $60,000 and $75,000 were paid during 2002 and 2001, respectively, under the contract. The agreement with DPO expired June 30, 2002, and has not been renewed.

         In addition, $45,000 was paid to DPO by the organizing directors prior to incorporation of TransCommunity and $20,000 was paid for the period from March 16, 2001 through May 31, 2001.

NOTE 14  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

         In the normal course of business, TransCommunity's subsidiary Banks have outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as they do for instruments that are included in the balance sheet.

         Financial instruments whose contract amount represents credit risk were as follows:

                                                        December 31,
                                                      2002        2001

         Commitments to extend credit             $11,097,476  $  5,616,259
         Standby letters of credit                      7,000        23,163

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 14  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
         (CONTINUED):

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks' policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 15  CONCENTRATION OF CREDIT RISK:

         Most of the Banks' loans are made to customers in the Banks' trade areas. Accordingly, the ultimate collectibility of the Banks' loan portfolio is susceptible to changes in local economic conditions. The types of loans made by the Banks are described in Note 5. Collateral required by the Banks is determined on an individual basis depending on the nature of the loan and the financial condition of the borrower.

NOTE 16  STATEMENTS OF CASH FLOWS:

                                                        December 31,
                                                      2002        2001

         Supplemental disclosure of cash paid
          during the year for:
           Interest                                $  752,026  $  544,229
           Federal income taxes (received)                        (36,291)
         Non-cash financing and investing
               transactions:

           Transfer of 669,936 shares of
               TransCommunity Bankshares common
               stock for 669,936 shares of
               Bank of Powhatan, N.A. common stock              1,670,641
           Note payable issued as part of the
            purchase of
            Main Street Mortgage and Investment
               Corporation                                        115,588
           Note payable issued as part of the
               purchase of
               land for the Bank of Louisa, N.A.
               (I.O.)                                 198,000
           Accounts payable for costs associated
               with stock
               offering                                72,350      11,871

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 17  PURCHASE OF SUBSIDIARY:

         Other assets contain $320,917 of goodwill attributable to the purchase of Main Street Mortgage and Investment Corporation by the Bank of Powhatan, N.A. In June of 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142 "Goodwill and Other Intangible Assets." The new accounting standard requires that goodwill not be amortized; however, it is tested for impairment and adjusted to fair value using one of several valuation methods. The goodwill, related to the above purchase, was tested for impairment during the fourth quarter of 2002 after TransCommunity had completed its annual forecast and budget. The fair value of Main Street exceeded its carrying value at its subsidiary level. The fair value was based on earnings forecast for the next year using the present value of future expected cash flows.

NOTE 18  STOCK OPTION PLAN:

         A stock option plan was adopted by the Board of Directors of the Bank of Powhatan, N.A. on May 8, 2001. This Plan was adopted by TransCommunity effective August 15, 2001 in connection with the Reorganization whereby the Bank of Powhatan, N.A. became a subsidiary of TransCommunity. The purpose of the Plan is to reward employees and directors for services rendered and investment risks undertaken to date and to promote the success of TransCommunity and its subsidiaries by providing incentives to employees and directors that will promote the identification of their personal interest with the long-term financial success of TransCommunity, its subsidiaries and with growth in shareholder value. Under the Plan, annual grants of stock options are limited to 10,000 shares for each employee and 7,500 shares for each director. The Plan provides that options for up to 67,000 shares of TransCommunity common stock may be issued. The exercise price may not be less than 100% of the fair market value of the shares on the award date. Unless the Stock Option Committee determines otherwise, one-third of an award becomes vested and exercisable on each of the first three anniversaries of the award date. Each award becomes fully vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity's capital falls below its minimum requirements, as determined by its primary regulator, and TransCommunity's primary regulator so directs. The Plan will expire on May 7, 2011, unless sooner terminated by the Board of Directors. On May 16, 2001, options to acquire 45,575 shares were awarded under the Plan; these options have an exercise price of $10 per share and a term of ten years.

         The fair value of each option granted was $3.81 using the "Minimum Value" method with the following assumptions: risk free interest rate 4.92%, expected life - 10 years, expected volatility - zero and expected dividends of zero.

         TransCommunity applies APB Opinion 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized. Had compensation cost for TransCommunity's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the net loss would have been adjusted to the proforma amounts indicated below:

                                                        December 31,
                                                      2002        2001

         Net loss as reported                     $(1,196,653) $ (1,398,474)
         Cost of options granted                      (57,880)      (36,175)
                                                  ------------ -------------

         Proforma Net Loss                        $(1,254,533) $ (1,434,649)
                                                  ============ =============

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   NOTE 19  REGULATORY MATTERS:


         Both TransCommunity and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. If TransCommunity, or its subsidiary Banks, fail to meet minimum capital requirements, its primary regulators can initiate certain mandatory and possible additional discretionary actions. If such actions are undertaken, they could have a direct material effect on TransCommunity's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, TransCommunity's subsidiary Banks must meet specific capital guidelines that involve quantitative measures of each Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Banks' regulatory agency. Under that limitation, no dividends may be paid while there is an accumulated deficit.

         Quantitative measures are established by bank regulations to ensure capital adequacy. The Banks are required to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital
         (as defined) to average assets (as defined). At December 31, 2002, the Banks' capital significantly exceeded the amount required for well-capitalized de novo banks.

         The actual and required capital amounts and ratios for the years ended December 31, 2002 and 2001 for TransCommunity on a consolidated basis are as follows (dollars in thousands):

                                                                   Minimum
                                                                  To Be Well
                                                Minimum        Capitalized Under
                                                Capital        Prompt Corrective
                             Actual           Requirement      Action Provisions
                         Amount   Ratio     Amount    Ratio    Amount    Ratio

         December 31, 2002
         Total Capital
           to Risk
            Weighted
            Assets       $13,413    47%    $  2,265     8%     $ 2,831     10%

         Tier 1 Capital
            to
            Risk Weighted
            Assets        13,060    46%       1,133     4%       1,699      6%

         Tier 1 Capital
            to
            Average
            Assets        13,060    30%       1,717     4%       2,146      5%

         December 31, 2001

         Total Capital
            to Risk
            Weighted
            Assets       $ 6,164    34%    $  1,437     8%     $ 1,797     10%

         Tier 1 Capital
            to
            Risk Weighted
            Assets         5,940    33%         719     4%       1,078      6%

         Tier 1 Capital
            to
            Average
            Assets         5,940    28%         860     4%       1,074      5%

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   NOTE 19  REGULATORY MATTERS (CONTINUED):

            As of November 4, 2002, the most recent date of notification, the Office of the Comptroller of the Currency categorized Bank of Powhatan, N.A. as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since this date that management believes have changed Bank of Powhatan's category. As a newly chartered institution, no evaluation has been made of Bank of Goochland, N.A.

   NOTE 20  EMPLOYMENT AGREEMENTS:

            Effective June 27, 2001, TransCommunity and Mr. Wiley entered into an employment contract under which Mr. Wiley will serve as Chairman of the Board of Directors and Chief Executive Officer of TransCommunity, with the responsibility for performing such services and duties as TransCommunity's Board of Directors may designate, for an annual base salary of $140,000, subject to increase at the discretion of the Board. In addition, the contract provided for performance bonuses in 2001 and 2002 based on meeting specified performance goals. Mr. Wiley received bonuses of $25,000 for 2001 and 2002 under this provision. Other benefits include term life insurance and health and disability insurance coverage.

            The contract is for a term of three years. Mr. Wiley serves at the pleasure of TransCommunity's Board of Directors. If, during the term of the contract, Mr. Wiley's employment is terminated without cause, Mr. Wiley will be entitled to a severance payment equal to his annual salary at that time. The contract also contains non-competition covenants for a period of one year following termination of Mr. Wiley's employment.

            Mr. Wiley's contract provides that he will be granted options to purchase 30,000 shares of TransCommunity common stock, subject to adjustment in certain circumstances, at an exercise price of not less than the fair market value at the date of grant. The options vest in three equal annual installments as of December 31, 2001, 2002 and 2003.

            Effective June 27, 2001, TransCommunity and Mr. Nolte also entered into an employment agreement to serve as President and Chief Operating Officer of TransCommunity. The terms of Mr. Nolte's contract are similar to Mr. Wiley's contract, except that Mr. Nolte's annual base salary is $124,000, subject to increase at the discretion of the Board. Mr. Nolte's contract also provided for performance bonuses in 2001 and 2002 based upon meeting specified performance goals. Mr. Nolte received bonuses of $12,500 for 2001 and 2002 under this provision. Mr. Nolte's contract provides that he will receive options for the purchase of 21,000 shares of common stock, subject to adjustment in certain circumstances, vesting on the same terms as apply to Mr.Wiley.

            Effective January 1, 2001, MSM Acquisition Co. (now Main Street) and Mr. Mayhew entered into an employment contract under which Mr. Mayhew will serve as President and Chief Executive Officer of Main Street, with responsibility for performing such services and duties as Main Street's Board of Directors or the Chairman of the Bank of Powhatan may designate, for an annual base salary of $120,000. In addition, the contract provides for a potential bonus in each of the first seven years of the contract based on meeting specific performance goals. Mr. Mayhew did not receive a bonus for 2001 or 2002 under this provision. Other benefits include health and disability insurance and other benefits offered to executive employees of TransCommunity, Bank of Powhatan or Main Street.

            The contract is for a term of five years, with an automatic annual renewal thereafter unless notice of termination is provided 60 days before the end of a term. Mr. Mayhew serves at the pleasure of Main Street. If, during the term of the contract, Mr. Mayhew's employment is terminated without cause, Mr. Mayhew will be entitled to a severance payment of $60,000. The contract also contains non-competition covenants for the term of the contract and until December 31, 2005.

            Effective February 1, 2003, TransCommunity and Mr. Crowder entered into an employment agreement under which Mr. Crowder will serve as the Chief Financial Officer of TransCommunity, with the responsibility for performing such services and duties as TransCommunity's Chief Executive Officer may designate, for an annual base salary of $115,000, subject to increase at the discretion of the Board. In addition, the contract provided for a signing bonus of $5,000 and a performance bonus if TransCommunity and Mr. Crowder agree to one in writing. Other benefits include term life insurance and health and disability insurance coverage.

            The contract is for a term of three years. Mr. Crowder serves at the pleasure of TransCommunity's Board of Directors. If, during the term of the contract, Mr. Crowder's employment is terminated without cause, Mr. Crowder will be entitled to a severance payment equal to his annual salary at that time. If, during the term of the contract, Mr. Crowder's employment is terminated within one year of a change in control of TransCommunity, Mr. Crowder will be entitled to severance pay equal to three times his annual salary in effect at that time. The contract also contains non-competition covenants for a period of six months following termination of Mr. Crowder's employment.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   NOTE 21  FAIR VALUE OF FINANCIAL INSTRUMENTS:

            Statement of Financial Accounting Standards No. 107 (SFAS 107) "Disclosures About the Fair Value of Financial Statements" defines the fair value of a financial instrument as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. As the majority of the Banks' financial instruments lack an available trading market, significant estimates, assumptions and present value calculations are required to determine estimated fair value.

            Estimated fair value and the carrying value of financial instruments at December 31, 2002 are as follows (in thousands):

                                        December 31, 2002    December 31, 2001
                                       Estimated Carrying   Estimated  Carrying
                                       Fair Value  Value    Fair Value   Value

            Financial Assets

            Cash and due from bank      $ 3,447   $3,447     $   942   $     942
            Federal funds sold            3,520    3,520         485         485
            Investment securities         4,198    4,198       9,187       9,192
            Federal Reserve Bank
               stock                        357      357         201         201
            Loans                        37,455   37,117      15,885      15,397
            Accrued interest
               receivable                   165      165         150         150

            Financial Liabilities

            Demand Deposits:
               Non-interest bearing       5,531    5,531       4,138       4,138
               Interest-bearing           6,804    6,804       2,355       2,355
            Savings deposits              3,160    3,160       1,539       1,539
            Time deposits                22,394   21,218      13,880      13,554
            Federal funds purchased       1,250    1,250
            Notes payable                   199      198         116         116
            Accrued interest payable         77       77          72          72

            The carrying value of cash and due from banks, federal funds sold, interest-bearing deposits, Federal Reserve Bank stock, deposits with no stated maturities, and accrued interest approximates fair value. The estimated fair value of investment securities was based on closing market prices. The remaining financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments during the month of December 2002.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 22  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

         In the normal course of business, the Banks have outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

         Financial instruments whose contract amount represents credit risk were as follows (dollars in thousands):

                                                           December 31,
                                                         2002        2001

         Commitments to extend credit                 $ 11,019    $  5,616
         Standby letters of credit                          79

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks' policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

         The Banks have not been required to perform on any financial guarantees during the past two years. The Banks have not incurred any losses on its commitments in either 2002 and 2001.

NOTE 23  COMMITMENTS AND CONTINGENT LIABILITIES:

         Each TransCommunity subsidiary bank has entered into an agreement with FiServ Solutions, Inc. to provide data processing services. Each agreement is for an initial period of sixty months. Unless written notice of non-renewal is provided by either party at least 180 days before expiration of any term, each agreement shall automatically renew for a period of five years. The current consolidated monthly expense associated with these agreements is approximately $26,000 and is based on the level of accounts.

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 23  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED):

         On August 15, 2002, TransCommunity entered into an agreement with an unrelated third-party to lease a building located at 2958 River Road West in Goochland County, and containing approximately 1200 square feet, as a temporary main office site for Bank of Goochland, N.A. Following the opening of Bank of Goochland's permanent main office site described below, Bank of Goochland intends to maintain the Goochland Courthouse location as a branch office. The term of this lease is five years, and the amount of the base monthly rent is $1500 per month. The lease agreement contemplates that the lessor will make certain improvements to the exterior of the leased premises, with the costs to be borne by the lessee and amortized over the remaining life of the lease without interest. Effective November 25, 2002, this lease agreement was assigned by TransCommunity to Bank of Goochland, N.A. upon receipt by that Bank of its national banking charter.

         Effective September 25, 2002, TransCommunity entered into an agreement with an unrelated third-party to purchase for $850,000 approximately two acres, located at the intersection of U.S. Route 250 and State Route 621 in the Centerville area of Goochland County as a permanent main office location for Bank of Goochland, N.A. It is anticipated that this purchase will close during the first quarter of 2003. The purchase contract provides that the seller will provide approximately $125,000 of site improvements to the property prior to the construction of Bank of Goochland's main office.

NOTE 24  BUSINESS SEGMENTS:

         TransCommunity's business segments include Bank of Powhatan, N.A. and Bank of Goochland, N.A., which operate as commercial banks, and Main Street, which originates mortgage loans for investors.


                             Year Ended December 31, 2002
                                     In Thousands
                                        Main     Trans-      Elimi-
                               Banks   Street  Community 1  nations Consolidated

         Net interest
            income 1          $ 1,562   $   (22) $     8  $           $  1,548
         Provision for loan
            losses               (227)                                    (227)
         Noninterest income 1     152     1,354                          1,506
         Noninterest expense   (1,611)   (1,354)  (1,059)               (4,024)
         Loss from subsidiary     (22)              (146)      168
                               ------   -------   ------    ------     -------

         Net Loss             $  (146)  $   (22) $(1,197) $    168    $ (1,197)
                               ======   =======   ======    ======     =======

         Total Assets         $49,904   $   893  $12,827  $(12,501)   $ 51,123
                               ======   =======   ======    ======     =======

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 24  BUSINESS SEGMENTS (CONTINUED):


                             Year Ended December 31, 2001
                                     In Thousands
                                         Main    Trans-      Elimi-
                               Banks    Street Community 1  nations Consolidated

         Net interest
           income 1            $   791  $  (17)  $         $          $    774
         Provision for loan
            losses                (197)                                   (197)
         Noninterest income 1       66     929                             995
         Noninterest expense    (1,140)   (983)     (847)               (2,970)
         Loss from subsidiary      (71)             (230)      301
                               -------  -------  -------    ------    --------

         Net Loss              $  (551) $  (71)  $(1,077)  $   301    $ (1,398)
                               =======  =======  =======    ======    ========

         Total Assets          $28,331  $  427   $ 6,730   $(6,888)   $ 28,600
                               =======  =======  =======    ======    ========

         1 All revenue is received from external customers except for interest paid by Main Street to Bank of Powhatan, N.A.

NOTE 25  OTHER OPERATING EXPENSES:

         Other operating expenses include the following:

                                                       2002        2001

         Advertising and public relations          $   67,881  $   97,349
         Amortization of computer software             13,748       3,934
         Charitable contributions                       2,788       6,561
         Consulting fees                              119,981     254,171
         Data processing fees                         172,804      73,155
         Directors' and officers' liability
            insurance                                  17,891       7,432
         Filing and registration fees                  52,807      37,970
         Legal and accounting fees                    197,080     232,629
         Miscellaneous                                 37,848      13,796
         OCC and FDIC assessment                       23,812      12,275
         Other insurance                               47,649      10,818
         Postage and freight                           62,724      31,174
         Stationery and supplies                      104,923      56,310
         Stock certificates and shareholder
            communications                             24,227      25,872
         Subscriptions and membership dues             16,851      15,985
         Telephone                                     62,788      35,174
         Training and personnel development             9,332      12,272
         Travel, meals and entertainment               57,910      20,448
         Other                                        127,102     104,230
                                                    ---------   ---------

                                                   $1,220,146  $1,051,555
                                                    =========   =========

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   NOTE 26  PARENT CORPORATION ONLY FINANCIAL STATEMENTS:


                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                                       2002         2001
ASSETS

  Cash                                           $ 1,524,164     $  719,369
  Property and equipment                             364,118        142,242
  Investment in subsidiaries                      10,924,673      5,864,600
  Other assets                                        14,107          3,825
                                                  ----------      ---------

  Total Assets                                   $12,827,062     $6,730,036
                                                  ==========      =========


LIABILITIES

  Accounts payable                                $  151,829     $  173,416
  Accrued expenses                                     6,453         11,064
  Notes payable                                      198,000
  Due to subsidiary bank                                             25,523
                                                  ----------      ---------

  Total Liabilities                                  356,282        210,003
                                                  ----------      ---------

STOCKHOLDERS' EQUITY

  Common stock subscriptions                                        803,800
  Preliminary cost of stock offering                (588,335)      (217,189)
  Common stock $.01 par value (5,000,000
    shares authorized
    1,605,249 and 772,586 shares issued and
    outstanding for 2002
    and 2001, respectively)                           16,052          7,726
  Paid-in-surplus                                 15,831,921      7,523,617
  Accumulated deficit                             (2,788,358)    (1,591,705)
  Accumulated other comprehensive loss                  (500)        (6,216)
                                                  ----------      ---------

    Total Stockholders' Equity                    12,470,780      6,520,033
                                                  ----------      ---------

    Total Liabilities and Stockholders' Equity   $12,827,062     $6,730,036
                                                  ==========      =========

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 26  PARENT CORPORATION ONLY FINANCIAL STATEMENTS (continued):

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                       2002         2001

Income
  Interest income                               $     14,519   $
  Loss from subsidiaries                            (145,643)      (229,950)
                                                ------------   ------------

                                                    (131,124)      (229,950)

Expenses
  Salaries and employee benefits                     545,934        302,498
  Consulting fees                                     93,607        254,171
  Legal and accounting fees                          111,177        143,059
  Filing and registration fees                         8,266         37,970
  Equipment expenses                                  52,744         21,996
  Rent                                                39,942         13,060
  Advertising and public relations                     5,363         11,175
  Other operating expenses                           208,496         63,583
                                                ------------   ------------

  Total Expenses                                   1,065,529        847,512
                                                ------------   ------------

  Net Loss                                      $ (1,196,653)  $ (1,077,462)
                                                ============   ============

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 25  PARENT CORPORATION ONLY FINANCIAL STATEMENTS (continued):

                                                               STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                              FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                      Expenses                                             Accumulated
                                      Common         of Current                                               Other        Total
                                       Stock            Stock        Common                   Accumulated Comprehensive Stockholders
                                   Subscriptions   Stock Offering     Stock   Paid in Surplus   Deficit       Loss         Equity
                                   -------------   --------------    ------   --------------- -----------  ----------   ------------
BALANCE, MARCH 15, 2001            $        -      $        -     $       -    $         -   $         -    $       -   $         -
Common shares subscribed by
   organizing directors and
   officers                         1,026,500                                                                             1,026,500
Expenses incurred by organizers
   prior to incorporation            (110,165)                                                                             (110,165)
Common shares issued to organizing
   directors and officers            (916,335)                        1,027        915,308
Exchange of TransCommunity common
   stock for Bank of Powhatan N.A.
   common stock                                                       6,699      6,608,309      (514,243)                 6,100,765
Comprehensive loss

Net Loss                                                                                      (1,077,462)                (1,077,462)
Unrealized loss on securities
   available for sale                                                                                          (6,216)       (6,216)
                                                                                                                        -----------

   Total comprehensive loss                                                                                              (1,083,678)
Expenses of current stock offering                   (217,189)                                                             (217,189)
Common stock subscribed               803,800                                                                               803,800
                                   ----------      ----------     ---------    -----------   -----------    ---------   -----------

BALANCE, DECEMBER 31, 2001         $  803,800      $ (217,189)    $   7,726    $ 7,523,617   $(1,591,705)   $  (6,216)  $ 6,520,033
                                   ==========      ==========     =========    ===========   ===========    =========   ===========
Comprehensive loss

Net Loss                                                                                      (1,196,653)                (1,196,653)
Unrealized gain on securities
   available for sale                                                                                           5,716         5,716
                                                                                                                        -----------

   Total comprehensive loss                                                                                              (1,190,937)
Common stock subscriptions
   received                         7,522,830                                                                             7,522,830
Common stock issued                (8,326,630)                        8,326      8,318,304                                        -
Payment to dissenting shareholder                                                  (10,000)                                 (10,000)
Expenses of current stock offering                   (371,146)                                                             (371,146)
                                   ----------      ----------     ---------    -----------   -----------    ---------   -----------

BALANCE, DECEMBER 31, 2002         $        -      $ (588,335)    $  16,052    $15,831,921   $(2,788,358)   $    (500)  $12,470,780
                                   ==========      ==========     =========    ===========   ===========    =========   ===========

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   NOTE 26  PARENT CORPORATION ONLY FINANCIAL STATEMENTS (continued):


                             STATEMENT OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                       2002         2001
Operating Activities:
  Net Loss                                      $ (1,196,653)     $(1,077,462)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation                                    16,734            2,760
      Loss of subsidiary banks                       145,643          229,950
      Net change in:

         Other assets                                (10,282)          (3,824)
         Accounts payable                            (21,587)         154,370
         Accrued expenses and other liabilities      (90,612)          36,587
                                                ------------      -----------

  Net Cash Used in Operating Activities           (1,156,757)        (657,619)
                                                ------------      -----------

Investing Activities:
  Investment in subsidiaries                      (5,200,000)
  Payments for the purchase of property              (40,611)        (137,829)
                                                ------------      -----------

  Net Cash Used in Investing Activities           (5,240,611)        (137,829)
                                                ------------      -----------

Financing Activities:
  Proceeds from common stock subscriptions         7,522,830        1,720,135
  Payment to dissenting shareholder                  (10,000)
  Expenses of current stock offering                (310,667)        (205,318)
                                                ------------      -----------

  Net Cash Provided by Financing Activities        7,202,163        1,514,817
                                                ------------      -----------

Net Increase in Cash and Cash Equivalents            804,795          719,369

Cash and Cash Equivalents, Beginning of Year         719,369                -
                                                ------------      -----------

Cash and Cash Equivalents, End of Year          $  1,524,164      $   719,369
                                                ============      ===========


Supplemental Information:
  Non-cash transactions:
    Transfer of 669,936 shares of TransCommunity
    Bankshares common stock for 669,936 shares of
    Bank of Powhatan, N.A. common stock                    -        6,100,765
    Note payable issued as part of the purchase of
      land for the Bank of Louisa, N.A.(I.O.)        198,000
    Other comprehensive income for subsidiary          5,716            4,103
    Accounts payable for purchase of property              -            7,175
    Accounts payable for stock offering               72,350           11,871

                                                                       Exhibit A

                     TransCommunity Bankshares Incorporated

                             SUBSCRIPTION AGREEMENT



     Subject to the terms of the offering of 1,500,000 shares of common stock of TransCommunity Bankshares Incorporated ("TransCommunity") described in TransCommunity's prospectus dated April __, 2003, (the "Prospectus"), I hereby subscribe for the number of shares (not less than 100) of common stock of TransCommunity set forth below for a purchase price of $14 per share. Enclosed with this Subscription Agreement is my check made payable to "TransCommunity Bankshares Incorporated" in an amount equal to $14 per share for the shares for which I have subscribed.

     I understand that my subscription is subject to acceptance by TransCommunity and to the additional terms described in the Prospectus. I understand that TransCommunity, in its sole discretion, may reject my subscription in whole or in part and may allot to me a fewer number of shares than I have subscribed for.

     I certify that I have read the Prospectus and that I am relying upon no representations other than those set forth in the Prospectus. I understand that when this Subscription Agreement is executed and delivered, it is irrevocable and binding upon me. I further understand and agree that my right to purchase shares hereunder may not be assigned or transferred to any third party without the express written consent of TransCommunity.

I HAVE READ AND UNDERSTAND THIS SUBSCRIPTION AGREEMENT.



__________________________________      ________________________________________
Signature*                              Additional signature (if required)



__________________________________      ________________________________________
Print name                              Print additional name (if required)



Date ____________________________

*If joint tenancy or joint tenant with the right of survivorship is desired, both names and signatures are required; if a corporation, this Subscription Agreement must be executed by its president; if a trust, by all trustees; if by a partnership, by any general partner.

                                  Please complete the reverse side.

                                  Accepted by:

                                  TRANSCOMMUNITY BANKSHARES INCORPORATED



By: _______________________                            _________________________
     Signature                                         Date

                             STOCK REGISTRATION FORM
                                  PLEASE PRINT


Shares subscribed:____________________________

Aggregate price ($14 per share): $____________________

________________________________________________________________________________
Name(s) in which stock is to be registered

________________________________________________________________________________
Home Address (Street or P.O. Box)

________________________________________________________________________________
City, State and Zip Code

________________________________________________________________________________
Daytime Phone                           Evening Phone

________________________________________________________________________________
Taxpayer I.D. or Social Security Number

Legal form of ownership:
 Individual                             Joint Tenants with Right of Survivorship
 Tenants in Common                      Uniform Transfers to Minors
 Other: ________________________________________________________________________

     Complete all blanks on this Subscription Agreement, make checks payable to "TransCommunity Bankshares Incorporated" and mail or deliver this Subscription Agreement and check to:

                     TransCommunity Bankshares Incorporated
                             9025 Forest Hill Avenue
                                 P. O. Box 36197
                            Richmond, Virginia 23235

     Any questions concerning subscriptions or the offering may be directed to William C. Wiley or Bruce B. Nolte, who are TransCommunity's registered agents for this offering, at the above address or at (804) 320-6000 (telephone) or
(804) 320-6024 (facsimile).

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

     Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

     The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages in excess of one dollar to the full extent permitted by Virginia law.

Item 25. Other Expenses of Issuance and Distribution.

     The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

     SEC registration fee ..........................................  $    3,750
     Advertising ...................................................  $  200,000
     Printing and engraving expenses ...............................  $   75,000
     Accounting fees and expenses ..................................  $   35,000
     Legal fees and expenses (other than Blue Sky) .................  $  175,000
     Blue sky fees and expenses (including legal and filing fees) ..  $    1,250
     Allocation of officers' salaries to offering activities .......  $  125,000
     Miscellaneous .................................................  $   50,000

             Total .................................................  $  665,000
                                                                      ==========

Item 26. Recent Sales of Unregistered Securities.

(a) Securities Issued or Subscribed For. During the 12 month period from October 10, 2000, to October 9, 2001, the Registrant accepted subscriptions in a subscription offering not registered under the Securities Act of 1933 for the purchase of 102,650 shares of common stock from 24 individuals for a subscription purchase price of $10.00 per share. All but two of the individuals who subscribed are or were members of the board of directors or executive officers of Registrant and/or organizing directors of the Bank of Goochland, N.A. or Bank of Louisa, N.A., and the other two are directors of Bank of Powhatan, N.A., which became a wholly-owned subsidiary of Registrant on August 15, 2001.

(b) Underwriters and Purchasers. No underwriter was involved in soliciting the stock subscriptions. See (a) above.

(c) Consideration. The stock subscriptions were for the purchase of shares of common stock of the Registrant solely for cash. An aggregate of $1,026,500 has been paid to Registrant (or to the preincorporation organizers of Registrant), pursuant to the stock subscriptions and all shares subscribed for have been issued.

(d) Exemption from Registration Claimed. The Registrant is of the view that the solicitation and receipt of the stock subscriptions and the issuance of shares thereunder in the circumstances described was exempt from registration under the Securities Act of 1933 by virtue of the exemptions in sections 3(a)(11) and 4(2) of the Act in the circumstances described. The solicitation of stock subscriptions was not made through any general advertisement or solicitation, and the persons solicited were all residents of the State of Virginia who were known to the organizers of Registrant.

Item 27. Exhibits.

     The following exhibits are filed as part of this Post-Effective Amendment No. 3 to the Registration Statement:

2.1* Amended and Restated Agreement and Plan of Reorganization between TransCommunity Bankshares Incorporated and Bank of Powhatan, N.A., dated as of May 9, 2001, (incorporated by reference from Appendix A to the proxy statement/prospectus included in the Registrant's Registration Statement on Form S-4, filed May 17, 2000).

3.1* Articles of Incorporation of TransCommunity Bankshares Incorporated (incorporated by reference from Registrant's Exhibit 3.1 to the Registration Statement on Form S-4, filed May 17, 2001).

3.2* Bylaws of TransCommunity Bankshares Incorporated (incorporated by reference from Registrant's Exhibit 3.2 to the Annual Report on Form 10-KSB, filed March 31, 2003).

4*        Form of Common Stock Certificate.

5*        Opinion of Troutman Sanders Mays & Valentine LLP.

10.1* Consulting Agreement by and between TransCommunity Bankshares Incorporated and DPO Holdings, Inc., dated as of July 11, 2001.

10.2(a)* Employment Agreement by and between TransCommunity Bankshares Incorporated and William C. Wiley, dated June 27, 2001.

10.2(b)* Employment Agreement by and between TransCommunity Bankshares Incorporated and Bruce B. Nolte, dated June 27, 2001.

10.2(c) TransCommunity Bankshares Incorporated 2001 Stock Option Plan (amended effective March 27, 2003), filed herewith.

10.2(d)* Employment Agreement by and between MSM Acquisition Co. and Richard W. Mayhew, dated January 1, 2001 (incorporated by reference from Registrant's Exhibit 10.2(d) to the Annual Report on Form 10-KSB filed March 31, 2003).

10.2(e) Employment Agreement by and between TransCommunity Bankshares Incorporated and Thomas M. Crowder, dated February 1, 2003, filed herewith.

10.2(f) Employment Agreement by and between Bank of Goochland, N.A. and M. Andrew McLean, dated December 18, 2002, filed herewith.

21*       Subsidiaries of the Registrant.

23.1      Consent of S.B. Hoover & Company, L.L.P., filed herewith.

23.2*     Consent of Troutman Sanders Mays & Valentine LLP (included in Exhibit
          5).

24*       Powers of Attorney.

------------------------
*    Filed previously.


Item 28. Undertakings.

(a)  The undersigned Registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or a controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Richmond, Commonwealth of Virginia on April 17, 2003.


                                 TRANSCOMMUNITY BANKSHARES
                                 INCORPORATED



                                 By: /s/ Bruce B. Nolte
                                     -------------------------------------------
                                         Bruce B. Nolte
                                         President and Chief Operating Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


         Signature                        Title                                Date
         ---------                        -----                                ----
 /s/ William C. Wiley           Chairman and Chief Executive Officer           April 17, 2003
----------------------------    and Director (Principal Executive Officer)
     William C. Wiley


 /s/ Thomas M. Crowder          Chief Financial Officer and Director           April 17, 2003
----------------------------    (Principal Accounting Officer and
     Thomas M. Crowder          Principal Financial Officer)


*/s/ Dean P. Agee               Director                                       April 17, 2003
----------------------------
     Dean P. Agee


*/s/ Richard W. Mayhew          Director                                       April 17, 2003
----------------------------
     Richard W. Mayhew


*/s/ Julian C. Metts, Jr.       Director                                       April 17, 2003
----------------------------
     Julian C. Metts, Jr.

*/s/ James L. Minter            Director                                       April 17, 2003
----------------------------
     James L. Minter


____________________________    Director
     Lawrence B. Nuckols


*/s/ Troy A. Peery, Jr.         Director                                       April 17, 2003
----------------------------
     Troy A. Peery, Jr.


*/s/ John W. Pretlow, Jr.       Director                                       April 17, 2003
----------------------------
     John W. Pretlow, Jr.


*/s/ John J. Purcell, Jr.       Director                                       April 17, 2003
----------------------------
     John J. Purcell, Jr.


*/s/ George W. Rimler           Director                                       April 17, 2003
----------------------------
     George W. Rimler


*/s/ Stuart C. Siegel           Director                                       April 17, 2003
----------------------------
     Stuart C. Siegel


*/s/ John J. Sponski            Director                                       April 17, 2003
----------------------------
     John J. Sponski


*/s/ John C. Watkins            Director                                       April 17, 2003
----------------------------
     John C. Watkins


____________________________    Director
     Robin Traywick Williams


/s/  Bruce B. Nolte             Attorney-in-Fact                               April 17, 2003
----------------------------
     Bruce B. Nolte
     Attorney-in-Fact*

                                  EXHIBIT INDEX


Exhibit No.                Document
-----------                --------


2.1* Amended and Restated Agreement and Plan of Reorganization between TransCommunity Bankshares Incorporated and Bank of Powhatan, N.A., dated as of May 9, 2001, (incorporated by reference from Appendix A to the proxy statement/prospectus included in the Registrant's Registration Statement on Form S-4, filed May 17, 2000).

3.1* Articles of Incorporation of TransCommunity Bankshares Incorporated (incorporated by reference from Registrant's Exhibit 3.1 to the Registration Statement on Form S-4, filed May 17, 2001).

3.2* Bylaws of TransCommunity Bankshares Incorporated (incorporated by reference from Registrant's Exhibit 3.2 to the Annual Report on Form 10-KSB, filed March 31, 2003).

4*        Form of Common Stock Certificate.

5*        Opinion of Troutman Sanders Mays & Valentine LLP.

10.1* Consulting Agreement by and between TransCommunity Bankshares Incorporated and DPO Holdings, Inc., dated as of July 11, 2001.

10.2(a)* Employment Agreement by and between TransCommunity Bankshares Incorporated and William C. Wiley, dated June 27, 2001.

10.2(b)* Employment Agreement by and between TransCommunity Bankshares Incorporated and Bruce B. Nolte, dated June 27, 2001.

10.2(c) TransCommunity Bankshares Incorporated 2001 Stock Option Plan (amended effective March 27, 2003), filed herewith.

10.2(d)* Employment Agreement by and between MSM Acquisition Co. and Richard W. Mayhew, dated January 1, 2001 (incorporated by reference from Registrant's Exhibit 10.2(d) to the Annual Report on Form 10-KSB filed March 31, 2003).

10.2(e) Employment Agreement by and between TransCommunity Bankshares Incorporated and Thomas M. Crowder, dated February 1, 2003, filed herewith.

10.2(f) Employment Agreement by and between Bank of Goochland, N.A. and M. Andrew McLean, dated December 18, 2002, filed herewith.

21*       Subsidiaries of the Registrant.

23.1      Consent of S.B. Hoover & Company, L.L.P., filed herewith.

23.2*     Consent of Troutman Sanders Mays & Valentine LLP (included in Exhibit
          5).

24*       Powers of Attorney.

------------------------
*    Filed previously.